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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Kraton Corporation

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KRATON™

2021
Notice of Annual General Meeting of Stockholders and Proxy Statement

Letter to our Stockholders
from our Chair and our
Chief Executive Officer

Dear Fellow Stockholders,
We value this opportunity to share our reflections on 2020 and our aspirations of continuing to make a Positive Difference.
2020 Reflections
2020 was a year like no other. Given the unprecedented challenges posed by the global COVID-19 pandemic, we are extremely pleased with both Kraton's 2020 financial results and the organizational response to an ever-changing operating environment. With safety the top priority, Kraton quickly responded to address the health, safety and wellbeing of its employees, customers, suppliers and the communities in which it operates. To that end, Kraton enhanced health and safety protocols in its operating locations, provided employee resources, and successfully transitioned to a remote work environment for a significant number of Kraton's global employees. Despite the unique business environment, Kraton ensured its business continuity to serve the needs of its customers. With favorable demand trends translating to growth in Kraton's adhesives business, its medical and personal care applications, and its paving and roofing markets, 2020 proved the resiliency of Kraton's business model, and the benefits of its broad end market and portfolio diversification. Additionally, during 2020, Kraton took action to deliver approximately $20 million of run-rate cost savings, unlocked significant value accretion for its stockholders from the sale of its Cariflex business, and maintained a healthy liquidity position. Reflecting on 2020, through the close coordination of the Board and management, Kraton not only successfully navigated the unprecedented year but also positioned itself for success in 2021.
Positioned to Continue Making a Positive Difference
Of critical importance, while Kraton was focused on navigating the near-term challenges of 2020, it continued its longer-term Sustainability initiatives. Over the past year, Kraton successfully advanced its Sustainability objectives, which are broad-based and include initiatives such as responsible procurement and supply chain improvements, enhanced operational efficiency, and advancements in diversity and inclusion, as well as bio-based certification and commercialization of products that address the world’s growing need for sustainable product alternatives. Kraton's strong progress on these fronts has been recognized externally. For example, EcoVadis granted Kraton a Gold rating for its sustainability management systems, placing Kraton in the 98th percentile of its industry, and Newsweek placed Kraton as one of America's Most Responsible Companies in 2020. Kraton's key Sustainability actions over 2020 are further described in these proxy materials. There continues to be much work underway to enhance Sustainability in everything Kraton does, and we look forward to providing you with future updates on these topics.

On behalf of the entire Board of Directors we thank you, our stockholders, for your support and investment in Kraton Corporation.

Dan F. Smith	Kevin M. Fogarty
Chair, Board of Directors	President and CEO

NOTICE OF 2021 ANNUAL GENERAL MEETING OF STOCKHOLDERS

·	Date and Time	:	Location	1	Who Can Vote
	May 19, 2021 1:00 PM (central time)		Online only at www.proxydocs.com/KRA		Stockholders as of March 22, 2021

Dear Stockholder,
You are cordially invited to attend the 2021 Annual General Meeting of Stockholders of Kraton Corporation (the “Annual Meeting”), which will be held virtually only via live webcast on Wednesday, May 19, 2021, at 1:00 p.m., central time.
Due to the continued public health impact of COVID-19, our Board of Directors has decided to hold a virtual only Annual Meeting via live webcast. You will be able to attend and participate in the Annual Meeting online by visiting www.proxydocs.com/KRA. If the public health conditions regarding COVID-19 improve, we intend to hold an in-person 2022 annual general meeting of stockholders.
We are holding the meeting for the following purposes:

Proposals		Board of Directors' Recommendation	Page
1	To elect three Class III directors, each to serve for a three-year term, or until a successor is duly elected and qualified	FOR ALL	8
2	To conduct an advisory vote to approve the compensation of our named executive officers	FOR	70
3	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year	FOR	73
4	To approve and adopt an amendment to the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan to increase the number of shares available for issuance and place an annual limit on non-employee director awards thereunder	FOR	75
We will also consider any other business that may properly come before the Annual Meeting and any adjournment or postponement of the meeting. All of our stockholders of record at the close of business on March 22, 2021 are entitled to notice of, and to attend and vote at, the Annual Meeting. A list of such stockholders will be open to examination by any stockholder for a period of ten days prior to the Annual Meeting during ordinary business hours at our executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
On or about April 8, 2021, we plan to commence mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2020 Annual Report on Form 10-K (our “2020 Annual Report”) via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2020 Annual Report, Notice of Internet Availability of Proxy Materials and proxy card are also first being made available online on or about April 8, 2021.

HOUSTON, TEXAS April 8, 2021	By Order of the Board of Directors of Kraton Corporation,
/S/ JAMES L. SIMMONS
James L. Simmons,
Senior Vice President, General Counsel and Secretary
Your vote is important! Please vote by telephone, via the internet, or by marking, signing and returning your proxy or voting instruction card as soon as possible, regardless of whether you plan to attend the Annual Meeting.

TABLE OF CONTENTS

Proxy Statement Summary	1
2021 Annual Meeting of Stockholders	1
Internet Access to Proxy Materials	1
How to Vote	1
Proposals and Voting Recommendations	1
2020 Business Highlights	2
Corporate Governance Highlights	3
Executive Compensation Highlights	5
Sustainability Highlights	7
Proposal 1: Election of Class III Directors	8
Nominees for Election as Class III Directors: Term Expiring 2024	8
Incumbent Class II Directors: Term Expiring 2023	10
Incumbent Class I Directors: Term Expiring 2022	11
Our Executive Officers	13
Corporate Governance	16
Our Board of Directors	16
Meetings of the Board	18
Communications with the Board	18
Committees of the Board	18
Primary Responsibilities of each Committee	19
Role in Risk Oversight	20
Board and Committee Effectiveness	21
Board Selection and Refreshment	22
Leadership Structure	23
Director Resignation Policy	24
Involvement in Certain Legal Proceedings	24
Certain Relationships and Related Party Transactions	24
Independence of the Board and its Committees	25
Governance Policies	25
Sustainability and Human Capital Management	26
Stock Ownership Information	30
Holdings of Major Stockholders	30
Holdings of Officers and Directors	31
Delinquent Section 16(a) Reports	31
Compensation Discussion and Analysis	32
Our Executive Compensation Program at a Glance	33
Our Strategy and Performance	35
Stockholder Engagement	36
Roles in Determining Executive Compensation	37
Selecting Performance Metrics and Setting Associated Goals	39
Principles and Philosophy of the Compensation Program	42

Compensation Decisions and Results	46
Other Compensation for our NEOs	55
Other Compensation Policies	56
Compensation Committee Report	59
Named Executive Officer Compensation Tables	60
Summary Compensation Table	60
Pay Ratio	61
Equity Compensation Plan Information	62
Grants of Plan-Based Awards	62
Outstanding Equity Awards at 2020 Fiscal Year-End	63
Option Exercises and Stock Vested	64
Pension Benefits	64
Nonqualified Deferred Compensation	65
Termination and Change in Control Payments	66
Director Compensation	69
Components of Non-Employee Director Compensation	69
Director Compensation for Fiscal 2020	69
Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers	70
Audit Committee Report	71
Primary Responsibilities	71
Oversight of Independent Registered Public Accounting Firm	71
2020 Audited Financial Statements	72
Proposal 3: Ratification of the Appointment of our Independent Registered Public Accounting Firm	73
Fees Paid to Independent Registered Public Accounting Firm	73
Audit Committee Pre-Approval Policies and Procedures	74
Proposal 4 : Approval and Adoption of an Amendment to the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan	75
Background and Purpose of the Proposal	75
Selected Data on Current Outstanding and Unissued Awards	76
Selected Terms of the A&R Plan	76
Federal Income Tax Consequences of Awards	79
Consequences of Failing to Approve the Proposal	81
Stockholder Proposals and Nominations for our 2022 Annual Meeting	82
Inclusion of Proposal in Our Proxy Statement and Proxy Card under the SEC's Rules	82
Bylaw Requirements for Stockholder Submission of Nominations and Proposals	82
Additional Information and Questions and Answers About the Annual Meeting	83
Incorporation by Reference	83
Available Information	83
Attending the Annual Meeting	83
Materials for the Annual Meeting and Proxy Solicitation	84
Voting at the Annual Meeting	85
Proxy Card
Annex A - Amendment to the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan
Annex B - Non-GAAP Reconciliation

PROXY STATEMENT SUMMARY
This summary does not contain all of the information you should consider before voting and is qualified in its entirety by the full Proxy Statement. Please read the entire Proxy Statement before voting. References in this Proxy Statement to (1) “we,” “us,” “our,” or the “Company” refers to Kraton Corporation and, as the context requires, our direct and indirect subsidiaries, (2) "Board" refers to our board of directors, (3) "NEO" refers to a named executive officer, (4) "other NEOs" refer to our NEOs, excluding our CEO, as a group, and (5) "Compensation Committee," "Audit Committee" or "NGS Committee" refers to the compensation committee, audit committee or nominating, governance and sustainability committee, respectively, of the Board.

2021 Annual Meeting of Stockholder
·	Date and Time	:	Location	1	Who Can Vote
	May 19, 2021 1:00 PM (central time)		Online only at www.proxydocs.com/KRA		Stockholders as of March 22, 2021
Internet Access to Proxy Materials
The Proxy Statement and our 2020 Annual Report will be available to stockholders at www.proxydocs.com/KRA on or about April 8, 2021.

How to Vote
8	Internet	)	Telephone	*	Mail
	www.proxypush.com/KRA		toll-free 866-256-0927		Sign, date and mail your Proxy Card

Proposals and Voting Recommendations

Proposals		Board Recommendation	Page
Item No. 1	Election of Class III Directors	FOR ALL	8
Item No. 2	Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	70
Item No. 3	Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm	FOR	73
Item No. 4	Vote to approve and adopt an amendment to the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan to increase the number of shares available for issuance and place an annual limit on non-employee director awards thereunder	FOR	75

Kraton Corporation                                         1

2020 Business Highlights
Throughout 2020 we managed risks, ensured operating continuity and delivered stockholder value amid unprecedented dynamics in a business environment marked by a global pandemic. Despite these challenges, we progressed on our vision to be an admired supplier of innovation-based solutions to our pine chemical and polymer markets, creating exceptional value for our customers, stockholders, employees, and communities alike. As detailed below, we believe our strong finish to fiscal 2020 was underpinned by our diligent execution against our strategy.

Strategic Pillar	2020 Select Accomplishments
Capital Discipline
•Refinanced our 7.0% Senior Unsecured Notes with 4.25% Senior Unsecured Notes, providing for annual cash interest savings of approximately $11 million.
•Ended 2020 with $85.9 million of cash on hand and $190.7 million of available borrowing base under our $300 million ABL Facility.

Operational Excellence
•Continued disciplined approach to cost savings and capital expenditures, delivering approximately $20 million of run-rate cost reductions.
•During COVID-19, focused on employee safety and well-being while continuing to operate our business and mitigate financial impacts. See also, page 46.

Portfolio Management	•Divested our Cariflex business for gross proceeds of $530 million unlocking significant stockholder value.

Organic Growth
•Seeking regulatory approval of BiaXam™, a novel sulfonated polymer technology with long-lasting self-disinfecting properties, including against SARS-CoV-2.
•Grew sales volumes in a tough market environment dominated by the impact of the COVID-19 pandemic, demonstrating the resiliency of our end market and product diversification.

Specialty Portfolio	•Introduced REvolution™ and CirKular+™ to support the bio-economy and connect the circular economy. See also, page 28.

2020 Actual Results Related to Our Executive Compensation Performance Metrics

Consolidated debt of $950.1 million and	3-Year Relative TSR	Net loss of $221.7 million	Total Recordable Incidence Rate

Consolidated Net Debt(1)(2) $814.2 million a reduction of $541.4 million	12.4th percentile(3)	and	0.31
		Adjusted EBITDA(1) of $262.1 million	placing us in the top 15% of peer companies(4)

(1)    For a reconciliation of GAAP to non-GAAP financial measures, please refer to “Annex A — Non-GAAP Reconciliations.”
(2)    Excluding the effect of foreign currency, which was approximately $50 million.
(3)    Based on rTSR from December 31, 2017 to December 31, 2020 using the 2018 TSR Peer Group (adjusted for peers that were no longer operating as an independent company).
(4)    Based on 2019 data from the American Chemistry Council.

COVID-19 RESPONSE
Throughout the COVID-19 pandemic, we focused on the health, safety and well-being of our global employees including through increased protocols for responsible operations. Further, we managed our business to maximize opportunities in our diverse end-markets and ensure liquidity, allowing us to adapt to changing markets and preserve our ability to maximize future performance. See page 46 for additional information on our response to COVID-19.

Kraton Corporation                                         2

Corporate Governance Highlights
DIRECTOR NOMINEES
    We ask that you vote for the election of each of our Class III directors. Detailed information about each director can be found in “Proposal 1 — Election of Class III Directors,” beginning on page 8.

Name	Age	Director Since	Other Current Public Boards	Committee Membership
Current Position
Shelley J. Bausch	55	2017	None	NGS(1)
SVP, Global Industrial Coatings of Axalta Coatings Systems Ltd.
Kevin M. Fogarty	55	2009	1	—
President and Chief Executive Officer of Kraton Corporation
Karen A. Twitchell	65	2009	1	Audit(1), Compensation
Retired Chief Financial Officer of Landmark Aviation
(1)    Chairperson

BOARD COMPOSITION AND DIVERSITY
When evaluating Board composition, the NGS Committee and the Board consider diversity in a broad context, including, self-identified diversity characteristics (such as gender, race, disability, ethnicity, nationality, religion, sexual orientation, and gender expression), business experience, tenure, skills, international experience, education, and public company board experience.

Average tenure of 8.2 years	100% Independent (excluding our CEO)	Average age of directors is 63

Board Diversity Highlights
The composition of our Board reflects the importance our Board places on diversity.
50% of our independent directors are Women	3 of our Board Committees are chaired by Women	12.5% of our independent directors are based outside the U.S.	12.5% of our independent directors are Racially/Ethnically Diverse

BOARD REFRESHMENT
Our NGS Committee is responsible for reviewing the composition of, and refreshing, the Board and its Committees, through its recommendations to the Board. Recent refreshment actions, including the onboarding of new directors and the rotation of committee chairs and members, have introduced fresh perspectives and increased Board diversity.

Rotation of Audit, Compensation and NGS Committee Chairs in 2020	Three new directors in the last four years	Rotation of Audit and Compensation Committee members in 2020

Kraton Corporation                                         3

OUR GOVERNANCE PROGRAM
    Our Board believes that effective corporate governance and high ethical standards are conducive to strong performance and creating long-term stockholder value. Please read “Corporate Governance,” beginning on page 16, for a description of our corporate governance program, a summary of which is provided below.

O Independence	è Stockholder Matters
•All non-employee directors are independent •All members of each Board committee are independent •Independent directors meet regularly without management in executive session	•Robust stock ownership requirements for officers and directors •Prohibition against hedging and pledging of Company stock by directors and employees •Market-based director compensation

N Accountability	Î Board Practices
•Clawback Policy
•Annual evaluation of the Board, each committee and each director nominee
•Resignation policy for uncontested director elections
•Chairman of the Board and CEO roles held by two different people
•Longstanding, year-round and proactive stockholder engagement program, including director participation
•Code of Ethics and Business Conduct for all directors and employees

•Corporate Governance Guidelines that are reviewed annually
•Board composition reflects diversity of gender, race/ethnicity, age, and skills & experience
•Ongoing Board and committee refreshment
•Board orientation and continuing education
•Board and committee oversight of Sustainability and human capital management
•Board and committees may hire outside advisors independently of management
•Comprehensive succession planning program
•Comprehensive strategy and risk oversight by the Board and committees

: Internet Availability of Governance Documents
Our Corporate Governance Guidelines, our Code of Ethics and Business Conduct, our Bylaws, and the Charters of each of our Compensation, our Audit and our NGS Committee are available in the "Investors — Corporate Governance" section of our website at www.kraton.com, and are available to stockholders upon request.

Kraton Corporation                                         4

Executive Compensation Highlights
    We provide highlights of our executive compensation program below. Please review the sections entitled "Compensation Discussion and Analysis" and "Named Executive Officer Compensation Tables" of this Proxy Statement for a complete understanding of our executive compensation program.

Element		Description & Metrics	2020 Results Summary

Base Salary		Delivered in cash and evaluated each year, with any changes effective April 1, based primarily on surveys and market data.	Our CEO did not receive a base salary increase for 2020. Our other NEOs received modest base salary increases.

Annual Cash Incentive		Delivered in cash and based on: (1) Adjusted EBITDA; (2) attainment of Consolidated Net Debt reduction; and modified by a Safety Multiplier.	Our CEO's payout was 155.43% of Target. Our other NEOs payouts ranged from 146.52% to 164.45% of Target. These results account for a +10% safety multiplier and a discretionary adjustment in light of COVID-19 impacts.

Long-Term Equity Incentive	Restricted Stock Units	Three-year ratable vest; target grant date value based primarily on surveys and market data.	Our Compensation Committee granted RSUs in accordance with historical timing practice. RSUs were 50% of the Long-Term Equity Incentive weighting.

	Restricted Stock Performance Units	Three-year cliff vest payout based on: (1) cumulative Adjusted EBITDA; and (2) relative Total Stockholder Return ("rTSR").	Our Compensation Committee certified a 100% payout for the 2018 Restricted Stock Performance Units. Metrics for these units were cumulative Return on Capital Employed ("cumulative ROCE") and rTSR.
PRINCIPLES AND PHILOSOPHY OF THE COMPENSATION PROGRAM
    Our Compensation Committee focuses on (1) a pay-for-performance philosophy, (2) establishing total direct compensation at or near the 50th percentile of our peer group, and (3) granting variable compensation, primarily in the form of long-term equity incentives. These principles are intended to ensure a direct alignment between executive compensation and the creation of long-term stockholder value. For further discussion of our Compensation Committee’s philosophy and principles, see page 42.
    The tables below depict the targeted amounts for the key compensation elements for our CEO and for our other NEOs for 2020, and highlight our Compensation Committee’s focus on variable compensation tied to specific quantitative performance criteria.
OUR CEO

19% Base Salary $1,000,000	19% Target ICP $1,000,000	31% RSUs (Time) $1,625,000	31% PRSUs (Target) $1,625,000
81% Variable and At-Risk
OUR NEOs

33% Base Salary	23% Target ICP	22% RSUs (Time)	22% PRSUs (Target)
67% Variable and At-Risk

Kraton Corporation                                         5

ADHERENCE TO EXECUTIVE COMPENSATION BEST PRACTICES
    To mitigate compensation-related risk, drive performance and increase long-term stockholder value, our Compensation Committee is committed to, among other principles, the following executive compensation best practices:

✓ What We Do	✗ What We Don't Do
•Emphasis on Pay-for-Performance	•No Single-Trigger Change in Control Plans
•Stock Ownership and Retention Guidelines	•No Individual Employment Agreements
•Clawback Policy	•No Excise Tax Gross-Ups
•Minimum Vesting Periods for Awards	•No Liberal Share Recycling
•Annual Compensation Risk Assessment	•No Equity Plan Evergreen Provision
•Engagement of Independent Compensation Consultant	•No Tax Gross-Ups for Non-Relocation Based Personal Benefits
•Annual Stockholder Engagement	•No Hedging or Pledging

2020 SUMMARY COMPENSATION SNAPSHOT
    For additional information on the table below, please see, “Named Executive Officer Compensation Tables — Summary Compensation Table,” beginning on page 60.

Name	Salary ($)	Bonus ($)	Stock Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value ($)	All Other Compensation ($)	Total ($)
Kevin M. Fogarty	1,000,000	—	2,951,459	1,554,300	3,699	153,491	5,662,949
Atanas H. Atanasov	493,750	150,000	817,332	544,005	—	322,840	2,327,927
Holger R. Jung	407,500	50,000	508,559	471,972	—	62,529	1,500,560
Marcello C. Boldrini	407,500	—	408,666	420,512	—	39,871	1,276,549
James L. Simmons	443,750	125,000	408,666	454,633	—	62,555	1,494,604
CONTINUING STOCKHOLDER OUTREACH IN 2020
    At our 2020 Annual General Meeting of Stockholders, approximately 97% of stockholders who cast an advisory vote on our say on pay proposal voted in favor of our executive compensation program. Throughout 2020, our Compensation Committee continued its outreach efforts to discuss our compensation policies and procedures with our major stockholders. For a more thorough discussion of our stockholder outreach, see “Compensation Discussion and Analysis—Stockholder Engagement” on page 36.

Stockholder Engagement in 2020 Related to the Proxy Statement

We contacted our Top 32 Stockholders representing over 70% of our outstanding shares	We held telephonic meetings with stockholders representing approximately 22% of our outstanding shares	The Chair of our Compensation Committee attended 100% ( of the telephonic meetings

Kraton Corporation                                         6

Sustainability Highlights
We are committed to being part of the solution and to make a Positive Difference to all of our stakeholders. In 2020, we successfully advanced our Sustainability objectives, which are broad-based and include initiatives such as responsible procurement and supply chain improvements, enhanced operational efficiency, advancements in diversity and inclusion, and bio-based certification and commercialization of products that address the world’s growing need for sustainable product alternatives. Key examples of these products are our REvolution™ family of low-color Rosin Esters and our CirKular+™ polymer technology that can facilitate expansion of the circular economy and processing of post-consumer plastic waste streams. These advancements, among many others, demonstrate how Sustainability is integrated cross-functionally throughout our organization and frames our corporate strategy. For additional information on Sustainability, see page 26.
COMMITMENT TO DIVERSITY AND INCLUSION
Our innovation stems from the diverse perspectives, knowledge, and experiences of our employees. We strive to create an inclusive workplace where all employees are treated with dignity and respect. In 2020, we structured a vision for our critical focus on diversity and inclusion ("D&I"). Work on this aspirational vision will be on-going.

D&I Accomplishments in 2020 and Continuing into 2021
Among our actions in 2020, and continuing into 2021, to further D&I in Kraton, we have:
•Established a Global D&I Council to ensure the sustainability of our initiatives
•Updated our Code of Ethics to align more closely with our commitment to D&I
•Added minority-owned investments to our U.S. 401k Plan
•Expanded our Parental Leave policy
•Progressed on diversity hiring initiatives

•Trained over 300 of our global leaders in inclusive leadership and unconscious bias, with future training scheduled for all employees
•Hosted an International Women's Day Panel with our female members of our Board, open to all global employees
•Partnered with the Future of STEM Scholars Initiative to financially support students pursuing STEM disciplines at Historically Black Colleges and Universities

OUR SUSTAINABILITY REPORTING
We are committed to the transparent reporting of our Environmental, Social and Governance efforts through, among other means, our website and annual Sustainability Report ("Report"). We are also committed to the Ten Principles of the United Nations Global Compact's ("UNGC"). To learn more about our sustainability efforts and to view the Report or our 2020 UNGC Communication on Progress, please visit our "Sustainability" section of our website at www.kraton.com. Our 2020 Report is expected to be available by the end of the third quarter of 2021. Information contained on our website, in our Report, or in the UNGC Communication on Progress is not incorporated by reference in, or made a part of, this Proxy Statement.

Kraton Corporation                                         7

PROPOSAL 1: ELECTION OF CLASS III DIRECTORS
Our Board is presently comprised of nine directors, divided into three classes, designated as Class I, Class II and Class III, each serving staggered three-year terms. With the exception of Kevin M. Fogarty, our President and Chief Executive Officer ("CEO"), all of our directors are independent for purposes of applicable New York Stock Exchange ("NYSE") listing standards and rules adopted by the U.S. Securities and Exchange Commission ("SEC").
    Our Board has nominated for election Shelley J. Bausch, Kevin M. Fogarty and Karen A. Twitchell, as Class III directors, to serve until the 2024 annual general meeting of stockholders, their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Each of Mmes. Bausch and Twitchell and Mr. Fogarty have consented to being named in this Proxy Statement and to serving as a director if elected at the Annual Meeting. If for any reason any of Mmes. Bausch and Twitchell or Mr. Fogarty becomes unable or unwilling to serve at the time of the Annual Meeting, the Board may reduce the size of the Board accordingly, or the persons named as proxies in the proxy will have the authority to vote for substitute nominees. We do not anticipate that any nominee named in the Proxy Statement will be unable or unwilling to serve.
The Board recommends that stockholders vote “FOR” each of the Company’s named nominees for Class III director.
    Set forth below is a brief biography and discussion of the specific experiences, qualifications, attributes or skills of our directors. For a further discussion of the guidelines and qualifications our NGS Committee considers when considering nominees for our Board, please see “Corporate Governance — Board Selection and Refreshment” below.

Nominees for Election as Class III Directors: Term Expiring 2024

Shelley J. Bausch
Age: 55 Director since: 2017 Board Committee: NGS (Chair) Independent	Senior Vice President of Global Industrial Coatings of Axalta Coatings Systems Ltd.
Other Current Public Boards None
Biography
Ms. Bausch was appointed the Senior Vice President of Global Industrial Coatings at Axalta Coatings Systems Ltd. in January 2020. From October 2017 through 2020, Ms. Bausch served in various executive level positions with Carlisle Fluid Technologies at Carlisle Companies, Incorporated. From 2014 to October 2017, Ms. Bausch served as the Global Vice President, Global Industrial Coatings at PPG Industries, Inc., a global supplier of paints, coatings and specialty materials. Ms. Bausch began her career at Dow Corning Corporation in 1988, and most recently served as its Business Vice President, Finished Products from 2011 to 2014.

Skills and Qualifications of Particular Relevance to Kraton
•Significant experience in the chemical industry and with manufacturing operations
•Broad experience in marketing, commercial operations, strategic planning, and organizational management
•Senior leadership experience, including internationally

Kraton Corporation                                         8

Kevin M. Fogarty
Age: 55 Director since: 2009 Board Committee: Executive	President and Chief Executive Officer of Kraton Corporation
Other Current Public Boards P.H. Glatfelter Company
Biography
Mr. Fogarty was appointed our President and CEO in January 2008. Prior to being appointed President and CEO, Mr. Fogarty served as our Executive Vice President of Global Sales and Marketing from June 2005. Mr. Fogarty joined us from Invista, where he had served as President for Polymer and Resins since May 2004. For the 13 years prior to his most recent position with Invista, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies, including KoSa. Mr. Fogarty serves on the board of the American Chemistry Council.

Skills and Qualifications of Particular Relevance to Kraton
•As the CEO of our Company, Mr. Fogarty sets the strategic direction of the Company under the guidance of the Board and provides valuable insight to the Board into the day to day business issues facing our Company
•Extensive sales, marketing and high-level leadership experience in the chemical industry, including experience in the specialty chemicals business, with broad international business experience

Karen A. Twitchell
Age: 65 Director since: 2009 Board Committee: Audit (Chair), Compensation Independent	Chief Financial Officer of Landmark Aviation (retired)
Other Current Public Boards Trecora Resources (Chair)
Biography
From 2010 to 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation. From 2001 to 2009, Ms. Twitchell was a Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company. Prior to that, she served as a Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department.

Skills and Qualifications of Particular Relevance to Kraton
•Broad experience in financial management and corporate finance, including investment banking, treasury and investor relations
•Extensive chemical industry experience
•Longstanding experience in senior corporate positions with knowledge of financial management oversight and enterprise risk management

Prior Public Directorships (Last Five Years) KMG Chemical, Inc.

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Incumbent Class II Directors: Term Expiring 2023

Dominique Fournier
Age: 70 Director since: 2012 Board Committees: Executive, Audit, and NGS Independent	Chairman of Interface Polymer Limited
Other Current Public Boards None
Biography
Mr. Fournier is the Chairman of the board of directors of Interface Polymer Limited and previously served as its interim Chief Executive Officer. Mr. Fournier was the Chief Executive Officer of Infineum International Limited, a joint venture specialty chemical company between Shell and ExxonMobil, from 2005 until 2011. From 1976 to 2004, he held various manufacturing and marketing positions in ExxonMobil’s chemical businesses as well as senior leadership positions, including AIB Vice President, from 1998 to 2004, and Managing Director – Exxon Chemical France, from 1996 to 1997.

Skills and Qualifications of Particular Relevance to Kraton
•Knowledge of the industry, including manufacturing, marketing and executive management, and executive level knowledge of the Company and the specialty chemicals business by virtue of commercial relationships
•International business experience and knowledge of joint venture operations
•Brings geographical diversity to the Board, as a French national

John J. Gallagher, III
Age: 57 Director since: 2011 Board Committees: Audit and NGS Independent	Chief Executive Officer of Stellar CJS Holdings, LLC
Other Current Public Boards None
Biography
Mr. Gallagher is the Chief Executive Officer of Stellar CJS Holdings, LLC, a private investment company. Previously, Mr. Gallagher was the Chief Operating Officer (MDCS and Fluids) of Milacron LLC, a supplier of plastics processing equipment, technologies and services from 2014 to 2016. From 2005 to 2007, Mr. Gallagher was EVP and Chief Financial Officer of Celanese Corporation, and from 2007 to 2009, was EVP and President, Acetyls of Celanese Asia. From 1995 to 2005, Mr. Gallagher served as an executive at Great Lakes Chemical Corp., UOP, LLC, and AlliedSignal, Inc. From 1986 to 1994, Mr. Gallagher worked at Price Waterhouse, LLP. He is a certified public accountant.

Skills and Qualifications of Particular Relevance to Kraton
•Significant expertise in corporate finance, public company accounting and financial reporting, including as a chief financial officer
•Senior leadership, possessing international business experience in Asia
•Over twenty years of industry knowledge of the chemical business

Prior Public Directorships (Last Five Years) Milacron Holdings Corp.

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Billie I. Williamson
Age: 68 Director since: 2018 Board Committee: Audit Independent	Senior Global Client Service Partner of Ernst & Young LLP (retired)
Other Current Public Boards •Cricut, Inc. •Pentair plc •Cushman & Wakefield plc
Biography
Ms. Williamson served in various roles at Ernst & Young LLP ("EY") from 1974 to 1993 and from 1998 to 2011, most recently as Senior Global Client Service Partner. Ms. Williamson was also EY's Americas Inclusiveness Officer, a member of its Americas Executive Board, which functions as the Board of Directors for EY dealing with strategic and operational matters, and a member of the EY U.S. Executive Board.

Skills and Qualifications of Particular Relevance to Kraton
•Public company experience having served on eight public company boards
•Broad experience in senior corporate positions with knowledge of financial and strategic oversight
•Strong corporate finance, public company accounting and financial reporting experience, having served at EY for over 30 years

Prior Public Directorships (Last Five Years) Energy Future Holdings Corp., XL Group Ltd., CSRA Inc., Janus Capital Group, ITT Exelis Inc. and Annie’s Incorporated

Incumbent Class I Directors: Term Expiring 2022

Mark A. Blinn
Age: 59 Director since: 2017 Board Committee: Compensation Independent	Chief Executive Officer of Flowserve Corporation (retired)
Other Current Public Boards •Texas Instruments, Inc. •Leggett & Platt, Incorporated •Emerson Electric Co.
Biography
Mr. Blinn served in various positions at Flowserve Corporation, including as the Chief Executive Officer and President from 2009 to March 2017 and Chief Financial Officer from 2004 to 2009. Prior to Flowserve, Mr. Blinn held senior finance, treasury and planning positions at FedEx Kinko’s Office and Print Services, Inc., Centex Corp., FirstPlus Financial Inc., Electronic Data Systems Corp. and Commercial Capital Funding Inc. Mr. Blinn was formerly an attorney where he represented large financial institutions, foreign corporations and insurance companies in litigation issues.

Skills and Qualifications of Particular Relevance to Kraton
•Strong corporate finance, public company accounting and financial reporting experience, having served as a Chief Financial Officer
•Longstanding experience in senior corporate positions, including as Chief Executive Officer, with knowledge of financial management oversight
•Public company board experience, with knowledge on corporate governance

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Anna C. Catalano
Age: 61 Director since: 2011 Board Committees: Compensation (Chair), NGS Independent	Group Vice President, Global Marketing of BP plc. (retired)
Other Current Public Boards •FrontDoor, Inc. •HollyFrontier Corporation •Willis Towers Watson
Biography
Ms. Catalano served in various capacities for BP plc, and its predecessor Amoco Corporation, from 1979 until her retirement in 2003, including from 2000 to 2003, as Group Vice President, Global Marketing, for BP plc.

Skills and Qualifications of Particular Relevance to Kraton
•International experience, having served as President of Amoco Orient Oil Company, lived in Beijing for two years, and is fluent in Mandarin
•Senior leadership experience, possessing extensive knowledge of marketing and communications
•Broad public company experience, with a wealth of knowledge on corporate governance, executive compensation and board function

Prior Public Directorships (Last Five Years) Mead Johnson Nutrition Company and Chemtura Corporation

Dan F. Smith
Age: 74 Director since: 2009 Board Committees: Compensation, Executive (Chair) Independent, Chairman of the Board	Chief Executive Officer of Lyondell Chemical Company (retired)
Other Current Public Boards •Orion Engineered Carbons S.A. •Magnolia Oil & Gas Corporation
Biography
Mr. Smith was appointed President of Lyondell Chemical Company in August 1994 and Chief Executive Officer in December 1996. Mr. Smith was also appointed Chief Executive Officer of Equistar Chemicals, LP in December 1997 and Millennium Chemicals Inc. in November 2004, each a wholly-owned subsidiary of Lyondell. Mr. Smith retired from each of these Chief Executive Officer positions in December 2007. Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968.

Skills and Qualifications of Particular Relevance to Kraton
•Industry knowledge with a long and distinguished career in the chemical industry and a degree in chemical engineering
•Senior leadership with several years of service as the Chief Executive Officer of a major chemical company
•Sophisticated public company experience having served as Chairman of the board of directors of Lyondell Chemical Company

Prior Public Directorships (Last Five Years) Northern Tier Energy LLC and Nexeo Solutions, Inc.

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OUR EXECUTIVE OFFICERS
Our Board elects our officers, and our officers serve until their resignation or termination or until their successors are duly elected and qualified. Mr. Fogarty, our Chief Executive Officer, serves on our Board. For his biography, please refer to "Proposal 1 — Election of Class III Directors — Nominees for Election as Class III Directors: Term Expiring 2024" on page 8.

Kevin M. Fogarty	Atanas H. Atanasov	Marcello C. Boldrini	Melinda S. Conley	Christopher B. Gingrich

Holger R. Jung	Vijay Mhetar	Suzanna S.G. Pesgens	Mark E. Santangelo	James L. Simmons

Atanas H. Atanasov. Mr. Atanasov, age 48, our Executive Vice President, Chief Financial Officer and Treasurer was appointed our principal financial officer in May 2019. Prior to joining Kraton, Mr. Atanasov served as Chief Financial Officer of Empire Petroleum Partners, LLC. Prior to joining Empire, Mr. Atanasov held various positions at NGL Energy Partners LP, a NYSE-traded midstream master limited partnership. Mr. Atanasov joined NGL in November 2011 as Treasurer and Senior Vice President of Finance and was promoted to Chief Financial Officer in May 2013. Prior to NGL, Mr. Atanasov spent nine years at GE Capital in various roles of increasing responsibility. Mr. Atanasov earned a Master of Business Administration from the University of Tulsa and a Bachelor of Science in Accounting from Oral Roberts University. Mr. Atanasov is a Certified Public Accountant.
Marcello C. Boldrini. Mr. Boldrini, age 59, our Senior Vice President and Chemical Segment President was appointed in April 2017 and also serves as our Chief Sustainability Officer. Prior to joining Kraton, Mr. Boldrini was the President Asia and President Global Metals and Mining for Houghton International. From October 2014 to July 2015, Mr. Boldrini was an independent management consultant. From 2010 to 2014, Mr. Boldrini held various executive management positions with Momentive, a global specialty chemical company, including most recently, the Executive Vice President and Chief Marketing Officer. Prior to his experience at Momentive, Mr. Boldrini spent over nineteen years at multiple chemical companies including Ashland, Unilever and Quaker Chemical. Mr. Boldrini holds an MS in Chemistry from the University of Milan, Italy and an M.B.A. from Bocconi University in Italy.

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Melinda S. Conley. Ms. Conley, age 55, our Senior Vice President and Chief Human Resources Officer, was appointed our principal human resources officer in May 2012. Prior to joining us, from 2006 to 2011, Ms. Conley served in various capacities, including as Vice President, Total Rewards and as Vice President, Human Resources for Dean Foods Company. Ms. Conley previously held multiple human resources positions within the United States and England, with increasing responsibility, at companies including Capital One Financial Corporation, Monsanto Corporation, AlliedSignal, and Ford Motor Company. In addition, she practiced litigation at the firm of Figari & Davenport. Ms. Conley earned a B.A. in Speech Communication and an M.A. from the School of Labor and Employment Relations at the University of Illinois at Urbana-Champaign, and received her J.D. from Southern Methodist University.
Christopher B. Gingrich. Mr. Gingrich, age 44, our Chief Accounting Officer, was appointed our principal accounting officer in December 2020. Prior to being appointed Chief Accounting Officer, Mr. Gingrich served as our Assistant Controller. Mr. Gingrich joined Kraton in April 2010 as a Senior Accountant. Prior to joining Kraton, Mr. Gingrich worked in public accounting in roles of increasing complexity with both Deloitte and Arthur Andersen. Mr. Gingrich earned a B.A. degree in Business Administration from Sam Houston State University and a M.S. degree in Accounting from the University of Houston. Mr. Gingrich is a certified public accountant.
Holger R. Jung. Dr. Jung, age 58, our Senior Vice President and Polymer Segment President was appointed in 2011. Dr. Jung is responsible for all sales, marketing and market development activities for our Polymer segment. Dr. Jung joined us from Invista, a Koch Industries subsidiary, where he held a number of positions of increasing responsibility, serving most recently since 2008 as Vice President of Invista’s North American Polyester & Intermediates business, overseeing the successful sale of that business to Indorama in 2011. Dr. Jung commenced his employment with Hoechst AG in 1990 prior to the sale of Hoechst’s polyester businesses to Koch in 1998, in positions including research and development chemist, technical service manager, and positions with oversight for quality management, strategic planning, and for the marketing and sales functions of KoSa’s European Polyester Specialty Polymer Business. Dr. Jung holds a Ph.D. in polymer chemistry from the University of Marburg in Germany.
Vijay Mhetar. Dr. Mhetar, age 50, our Senior Vice President, Chief Technology Officer, was appointed in January 2017.  Dr. Mhetar is responsible for global research & development and technical service activities as well as implementation of our company-wide innovation strategy. Dr. Mhetar joined us from General Cable Corporation, a wire and cable manufacturer, where he held a number of positions from 2008 through 2017, including most recently as Senior Vice President - Global Technology.  Prior to his employment at General Cable, Dr. Mhetar was employed by General Electric Company, Plastics as their Global Technology Manager.  Dr. Mhetar holds a Ph.D., Chemical Engineering from Texas A&M University and a Masters in Technology from the Indian Institute of Technology in Bombay, India. Dr. Mhetar is also Six-Sigma Black Belt certified.
Suzanna S.G. Pesgens. Ms. Pesgens, age 50, our Vice President and Chief Procurement Officer, was appointed in January 2016. Ms. Pesgens joined us from Arizona Chemical Company, LLC, where she was the Director of Global Procurement since 2010. Prior to Arizona Chemical Company, LLC, she held a variety of roles from 1993 to 2010 in technology, procurement and marketing at a joint venture between Akzo Nobel and Monsanto Corporation (now Eastman Chemical Company). Ms. Pesgens earned a Master of Science degree in Chemical Engineering from Eindhoven University of Technology and an M.B.A. from Rotterdam School of Management at Erasmus University.

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Mark E. Santangelo. Mr. Santangelo, age 63, our Senior Vice President, Global Operations, was appointed in May 2020. Prior to that, from May 2017, Mr. Santangelo served as Senior Vice President Manufacturing, Engineering and EH&S at Innophos, a leading international producer of essential ingredients. Prior to joining Innophos, Mr. Santangelo was an independent consultant in operations and supply chain from 2016 to 2017. From December 2014 to May 2016, Mr. Santangelo was Vice President, Global Operations and Supply Chain at Arizona Chemical Company, which was acquired by Kraton Corporation in early 2016. Mr. Santangelo began his career at Ashland Inc., where, for 33 years, he held various roles in increasing leadership responsibilities. Mr. Santangelo earned a Master of Science and a Bachelor of Science, each in Chemical Engineering, from Villanova University.
James L. Simmons. Mr. Simmons, age 55, our Senior Vice President, General Counsel and Secretary, was appointed our chief legal officer in December 2014. Mr. Simmons joined us in January 2010 and served in various capacities in the legal department, including as Deputy General Counsel and Assistant Secretary. From 2004 to 2010, Mr. Simmons served in a number of roles, with increasing responsibilities, in the legal department of HCC Tokio Marine, including as Vice President & Corporate Secretary from 2007 to 2010. Mr. Simmons earned B.A. and M.A. degrees from Stephen F. Austin State University and his J.D. degree from the University of Houston Law Center.

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CORPORATE GOVERNANCE
Our Board of Directors
Our Board is comprised of nine members. The exact number of members of our Board will be determined from time to time by resolution of a majority of our Board, but may at no time consist of fewer than three members, nor more than nine. Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of stockholders.

					Committee Memberships
Board Member	Age	Director Since	Independent	Class	Audit	Comp.	NGS	Exec.
Shelley J. Bausch	55	2017	●	III			Chair
Mark A. Blinn	59	2017	●	I		●
Anna C. Catalano	61	2011	●	I		Chair	●
Kevin M. Fogarty	55	2009		III				●
Dominique Fournier	70	2012	●	II	●		●	●
John J. Gallagher, III	57	2011	●	II	●		●
Dan F. Smith	74	2009	●	I		●		Chair
Karen A. Twitchell	65	2009	●	III	Chair	●
Billie I. Williamson	68	2018	●	II	●

Three new directors in the last four years	Average tenure of 8.2 years	100% Independent (excluding our CEO)	Average age of directors is 63

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Board Diversity Highlights
Our NGS Committee has not adopted a specific policy with respect to diversity. However, the NGS Committee and the Board does consider principles of diversity as an important factor in evaluating potential directors. When evaluating Board composition, the NGS Committee and the Board considers diversity in a broad context, including, without limitation, self-identified diversity characteristics (such as gender, race, disability, ethnicity, nationality, religion, sexual orientation, and gender expression), business experience, skills, international experience, education, other public company board experience and other relevant factors. The current composition of our Board reflects those efforts and the importance our Board places on diversity of the Board. Percentage are based on self-disclosed characteristics from our eight independent directors.
50% of our directors are Women	3 of our Board Committees are chaired by Women	12.5% of our directors are based outside the U.S.	12.5% of our directors are Racially/Ethnically Diverse

DIRECTOR SKILLS AND EXPERIENCES
Our Board and the NGS Committee endeavor to ensure that the Board is composed of directors who bring diverse perspectives and exhibit a variety of skills, professional experience and backgrounds. The following chart summarizes the competencies represented on our current Board, the details of which are included in each director's profile. The absence of a "●" for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

Skill/Experience	Bausch	Blinn	Catalano	Fogarty	Fournier	Gallagher	Smith	Twitchell	Williamson
Financial Expert		●				●		●	●
Capital Markets and Banking		●		●		●	●	●	●
Chemical or Manufacturing Industry	●	●	●	●	●	●	●	●
Executive Compensation		●	●	●	●		●	●
Research & Development	●	●	●	●	●	●	●		●
Sustainability	●		●		●	●	●
Cybersecurity						●		●	●
Sales & Commercial	●	●	●	●	●	●			●
Organizational Management	●	●	●	●	●	●	●	●	●
C-Suite Experience	●	●	●	●	●	●	●	●	●
Other Public Company Boards	—	3	3	1	—	—	2	1	2

All Directors Possess:
•High Integrity & Ethical Behavior •Strategic Thinking & Planning •Knowledge of Corporate Governance •Organizational Management & C-Suite Experience	•Risk Management & Compliance Expertise •Diverse Cultural Experiences •Willingness to Effectively Challenge Management

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Meetings of the Board
Our Board met ten times during 2020 and acted on other occasions by written consent. During 2020, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the full Board (held during the period of service) and the total number of meetings of all committees of the Board on which he or she served (held during the period of service).
We encourage our directors to attend our Annual Meeting, but their attendance is not required. All of our current directors, who were serving at the time of the 2020 Annual General Meeting of Stockholders, attended the virtual meeting.
Communications with the Board
    You may contact the Chairman of the Board, the Board as a whole, or individual directors:

BY MAIL	Kraton Corporation [Director Name] c/o Secretary 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032
+

Committees of the Board
We have four standing committees of the Board: Audit Committee, Compensation Committee, NGS Committee and Executive Committee. The charter for each committee can be found in the "Investor - Corporate Governance" section of our website at www.kraton.com. In 2020, our Audit Committee met ten times, our Compensation Committee met six times, our NGS Committee met four times and our Executive Committee did not meet.

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Primary Responsibilities of each Committee

AUDIT COMMITTEE
•Manage the engagement of our independent auditors. Please refer to "Audit Committee Report" for further details.
•Monitor the qualifications, independence and performance of, and approve the fees of, our independent auditors.
•Assess and monitor the qualifications and performance of our internal auditors.
•Discuss with management, the independent auditors, and the internal auditors the accuracy, effectiveness and integrity of the Company’s accounting policies, internal controls, audit results, financial statements, financial reporting practices, and other select financial matters.
•Evaluate the hiring of current/former employees of our independent auditors.
•Monitor compliance with legal and regulatory requirements, listing standards and corporate governance, including our Code of Ethics and Business Conduct, related party transactions, whistleblower activity and disclosure policy.
•Assist the Board in fulfilling its risk oversight, particularly with regard to market based risk, financial reporting, corporate liquidity and effectiveness of the Company’s compliance programs.

COMPENSATION COMMITTEE
•Manage the engagement, compensation, evaluation, and independence determination of compensation consultants.
•Oversee and manage our executive compensation policies, plans, programs, and practices, and make recommendations to the Board on the same.
•Determine our compensation philosophy and objectives.
•Advise our Board on director compensation and perquisites.
•Oversee our executive talent development and human capital management.
•Review public disclosure regarding executive compensation.
•Assist the Board in fulfilling its risk oversight, particularly with respect to compensation programs and practices.
•Monitor fiduciaries under any funded employee benefit plan and appoint and oversee any subcommittee administering such plans.
•Determine stock ownership guidelines for directors and officers.
•Please refer to "Compensation Discussion and Analysis" for further details on the primary responsibilities of the Compensation Committee.

NOMINATING, GOVERNANCE & SUSTAINABILITY COMMITTEE
•Develop candidate selection criteria and identify and recommend director candidates and committee assignments to the Board.
•Review, develop and recommend governance principles applicable to the Company.
•Evaluate the independence, tenure and re-election of each director.
•Provide environmental, social and governance risk oversight.
•Oversee the evaluation of the Board and monitor the orientation and continuing education of directors.
•Review compliance with the Code of Business Conduct and Ethics and make recommendations to the Board with respect to enforcement actions.

EXECUTIVE COMMITTEE	•Act on matters (1) when, due to an emergency or crisis, a meeting of the full Board cannot be convened in a timely manner and (2) as delegated by the Board.

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Role in Risk Oversight
    The Board has oversight responsibility for the Company's risk management framework, which is designed to identify, measure, assess, prioritize, mitigate, monitor and communicate risk across the Company's operations and to foster a corporate culture of integrity and risk awareness. The following depicts our risk oversight structure between the Board, its committees and our management:

THE FULL BOARD
Our Board oversees our executive team in the execution of its risk management function. Our Board executes its oversight duties through:
•Assigning specific oversight duties to the Board committees; and
•Periodic briefing and informational sessions by management on the types of risks the company faces and enterprise risk management.
For most enterprise risk management issues, the Board receives timely reports from management or the appropriate Board committee regarding its review of the issues. Areas of full Board oversight include: Cybersecurity, Corporate Strategy, CEO Performance, Succession Planning, and Capital Allocation.

COMMITTEES

AUDIT	COMPENSATION	NGS
Oversees the development and execution of enterprise risk management processes, including assessments with internal auditors & independent public accounting firm.
Oversees risk that could have a financial impact, such as financial reporting, cybersecurity, crisis response, single-sourced raw materials, taxes, accounting, disclosure, internal controls, legal matters, and our compliance program.

Manages risks associated with personnel and compensation issues, including executive compensation, benefits and talent planning.
Together with the independent compensation consultant, evaluates risk that may be created by our compensation plans, practices and policies.
See also, "Compensation Discussion and Analysis — Principles and Philosophy of the Compensation Program — Compensation Risk Assessment"

Manages risk associated with governance issues, such as the independence of the Board, Board effectiveness, corporate governance and director succession planning.
Oversees risk related to sustainability initiatives, including environmental and social risks.

MANAGEMENT
Our executive management team is responsible for managing the risks inherent in our business.
•Annually, internal audit conducts a risk assessment to assist management in the identification and assessment of risks.
•The results of the risk assessment are communicated to executive management for evaluation and identification of the most significant risks facing the Company, including a description of any mitigating controls in place and further mitigating actions that may be considered.
•Management manages identified risks through their ongoing oversight of operational activities and continued evaluation of the Company’s business goals and objectives.
•On a quarterly basis, the executive management team meets to reassess the significant risks and effects of mitigating actions, as well as to consider the status of any emerging risks.

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Board and Committee Effectiveness
    The Board and its Committees are committed to a rigorous annual self-evaluation process to ensure their effective functioning. Through evaluation, directors review the performance of the Board as a whole and the Committees on which they serve. The evaluation covers areas where the Board feels it functions effectively, and importantly, areas where the Board believes it can improve.

Our Board and its Committees evaluate, among others, the following topics:
•Effectiveness at discharging their respective allocated duties and responsibilities
•Composition, diversity, structure and refreshment of the Board and its Committees
•Board and Committee meetings, information needs and quality of materials presented
•Satisfaction with individual director performance, including Committee and Board chairs
•Access to management, internal and external resources, and continuing education possibilities
•Areas where the Board and Committees should increase their focus

The Annual Evaluation Process:

1 Questionnaires / Interviews

Our NGS Committee reviews and approves the annual self-evaluation process. Upon approval, our legal department initiates the process. The process generally consists of written questionnaires with interviews conducted by an independent third party, generally every third year.

The evaluations solicit each director's insights, recommendations and opinions regarding the full Board and their applicable Committees. Each director also completes a full peer evaluation of the directors to be nominated at the next Annual Meeting of Stockholders.
2020 Board Follow-Up Actions

Based on responses from the most recent annual evaluation, the following actions have been implemented:

•Deepened and expanded the Audit Committee's existing review of certain enterprise risks.

•Increased the strategic topics presented to the Board.

•Advanced the development of a pipeline of director nominees meeting diversity considerations.

•Worked to improve time allocation and presentation conciseness at meetings.

2 Review and Assessment

The results and comments are aggregated and consolidated for presentation to the full Board and each Committee, highlighting opportunities for improvement, recommended actions, and trends. Responses are anonymous to promote candor.

3 Presentation and Action

As an outcome of the evaluation process, the Chairman of the Board and the Committee Chairpersons suggest changes for areas of improvement and implement action plans to address such areas. The Committee Chairpersons frequently conduct individual interviews with peer directors to gather additional direct feedback.

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ONBOARDING AND CONTINUING EDUCATION
    During initial orientation, new directors participate in one-on-one introductory meetings with our business leaders and their fellow directors, and receive presentations on our strategic plans, financial statements and key issues, policies and practices. We also conduct additional Committee-specific orientation for directors following Committee or Chair rotation. Board members receive, at our expense, on-going opportunities to obtain education through participating in meetings, subscribing to relevant publications and attending activities and professional development training. The Board periodically participates in site visits to our facilities.
Board Selection and Refreshment
Our NGS Committee is responsible for reviewing the composition of, and refreshing, the Board and its Committees, through its recommendations to the Board. Our NGS Committee uses a director recruitment process to ensure the efficient execution of its responsibilities.

Recent Refreshment Bringing Fresh Perspectives to the Board:

3	New Directors added since 2017	Rotated the Chair of each of the Audit, Compensation and NGS Committees in 2020. Each Committee is Chaired by a Woman.

Director Recruitment Process
Assess. Our NGS Committee commences its director recruitment and Board refreshment process by using its business judgment to evaluate the needs of the Board going forward against the composition of the current Board, considering those directors who wish to continue to serve on the Board. The ongoing assessment includes a review of the corporate strategy, input from management on the evolving business needs, the annually updated director skills matrix and the results of the annual Board and Committee self-evaluations.

Assess
Assess Board composition, evaluations and effectiveness to evaluate the needs of the Board
â
Identify. Our NGS Committee identifies director candidates through the recommendations of directors, management and stockholders, and the engagement of third-party firms. The NGS Committee provides guidance to the Board, management and third-party firms about the preferred qualifications and backgrounds of a candidate, and may use third-party firms to perform reviews and evaluations. Our NGS Committee will consider director candidates recommended by our stockholders in accordance with our Bylaws. Please refer to the text of our Bylaws (including Section 1.12 “Notice of Stockholder Business and Nominations”), which are on file with the SEC, and “Stockholder Proposals and Nominations for our 2021 Annual Meeting” in this Proxy Statement for additional information.

Identify
Identify candidates from third-party firms, stockholders, management and directors
â
Evaluate
Review the universe of information on, and interview, prospective nominees
â
Appoint and Recommend
Evaluate. Our NGS Committee evaluates all incumbent directors being considered for re-nomination and all director nominees, regardless of the person or entity recommending such candidate, according to established Board-approved criteria. Our NGS Committee considers all candidates in light of the entirety of their credentials made available to the committee.

Appoint director(s) and recommend approval of director(s) at the next stockholder meeting covering the applicable class of directors

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In compliance with our NGS Committee’s charter, our Board has guidelines for nominees selected to serve on our Board.

Guidelines for Nominees Selected to Serve on Our Board
•ability to meet any requirements of applicable law and NYSE listing standards
•integrity and strength of character
•high ethical standards and history in matters of compliance
•ability to represent the interests of all stockholders
•business experience
•ability to devote sufficient time for attendance at and preparation for Board meetings
    In addition to the guidelines for nominees selected to serve on our Board, our Board also determined that prospective nominees should exhibit exemplary qualifications in one or more of the following areas: business leadership experience, especially at the highest executive levels; financial reporting experience, especially as it relates to public companies; corporate finance experience; experience in the chemical industry; expertise in marketing; and/or international business experience.
Leadership Structure
CHAIRMAN OF OUR BOARD
Our Board believes it is preferable for one of our independent directors to serve as Chairman of the Board. Therefore, we separate the roles of Chairman of the Board and CEO. Our Chairman of the Board leads the Board’s oversight of the management of the Company and presides at meetings of the Board and the stockholders. Our CEO is responsible for implementing the policies adopted by the Board and exercising general superintendence over all the business and affairs of the Company. At this time, we believe our leadership structure is appropriate for our Company because our independent Chairman, Mr. Smith, can bring his extensive experience in the petrochemical industry, and in executive management generally, to bear on matters relating to our Board’s oversight of the execution of our strategy, while Mr. Fogarty is able to use his extensive experience in the chemical industry and knowledge of the day-to-day operations of our business to focus his abilities on executing that strategy.
EXECUTIVE SESSIONS
Our non-employee directors, all of whom are independent under NYSE listing standards and SEC rules, meet regularly in executive session. Mr. Smith, as the non-employee Chairman of the Board, serves as the presiding director at each executive session.
EXECUTIVE SUCCESSION PLANNING
Our Board recognizes that thoughtful succession planning is a key component of the Company’s continued success and is critical to creating long-term stockholder value. Pursuant to our Corporate Governance Guidelines, at least on an annual basis, the Board, in its executive sessions, considers and reviews succession candidates for the CEO and other executive leadership positions for both near- and long-term planning. During these meetings the Board identifies key roles (based on business impact and retention risk), assesses likely and possible successors for these roles, including their ability to reinforce our performance culture and promote our core values, and evaluates the readiness of succession candidates, including training and development needs.

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Director Resignation Policy
We have adopted a director resignation policy to recognize principles associated with majority voting for directors. Our Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following the certification of the voting results for such election, tender his or her offer of resignation for consideration by our NGS Committee.
The NGS Committee will recommend to the Board whether to accept the offered resignation or other action to be taken, and the Board will act on the offered resignation within 90 days following the certification of voting results for such election and promptly thereafter publicly disclose its decision regarding the offered resignation and, if applicable, the reasons for rejecting the resignation offer. The NGS Committee and the Board may consider any factors and alternatives they deem appropriate in making their recommendation or decision. Any director who is required to tender his or her offer of resignation pursuant to these provisions will not participate in the NGS Committee recommendation or Board action regarding such offered resignation. In the event that each member of the NGS Committee failed to receive the required vote in favor of his or her election, then those independent directors who did not receive a majority withhold vote would appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.
Involvement in Certain Legal Proceedings
None of our current directors or executive officers has, in the past ten years, been involved in any legal proceedings adverse to the Company or any of its subsidiaries that are otherwise material to an evaluation of their ability to serve as a director or executive officer.
Certain Relationships and Related Party Transactions
Our Board has adopted a written policy relating to the approval of related party transactions. Under our policy, we encourage our employees, officers and directors to avoid entering into any transaction that may create a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisors or our legal department. Pursuant to its charter, our Audit Committee is required to evaluate each related party transaction for the purpose of making recommendations to the disinterested members of our Board whether the transactions are fair, reasonable and within our policy and should be ratified and approved by the Board.
In evaluating such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances and the controls implemented to protect our interests and the interests of our stockholders, including:
•the benefits of the transaction to our Company;
•the terms of the transaction and whether they are arm’s-length and in the ordinary course of our Company’s business;
•the direct or indirect nature of the related party’s interest in the transaction;
•the size and expected term of the transaction; and
•other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.
Since the beginning of 2020, there were no, and there are no currently proposed, transactions in which the Company was, or is to be, a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Kraton Corporation                                         24

Independence of the Board and its Committees
Our Board has determined that each of our non-employee directors is independent under applicable listing standards of the NYSE and SEC rules, and references in this Proxy Statement to these directors as “independent directors” are in that capacity. Mr. Fogarty is not considered to be an independent director because he is our President and CEO. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed information with regard to each director’s business, relationships, arrangements and personal activities as they may relate to our Company and management. The Board considered the information in the context of the NYSE’s objective listing standards and the disclosure rules of the SEC regarding transactions with related parties. There are no family relationships between any of our directors or executive officers.
Our Board has determined that all members of each of the Audit Committee, NGS Committee and Compensation Committee are independent for purposes of applicable NYSE listing standards and SEC rules, and that each of Messrs. Blinn and Gallagher, and Mmes. Twitchell and Williamson qualifies as a “financial expert.” None of our Compensation Committee members were formerly, or during 2020, an officer of ours or employed by us.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Mmes. Catalano and Twitchell, and Messrs. Blinn, Fournier and Smith were members of the Compensation Committee during 2020. None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 407 of SEC Regulation S-K. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2020.
Governance Policies
CORPORATE GOVERNANCE GUIDELINES
We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. Our Board has adopted guidelines that provide a framework for the governance of our company. We periodically review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted in the "Investors — Corporate Governance" section on our website at www.kraton.com and are available to stockholders upon request.
CODE OF ETHICS AND BUSINESS CONDUCT
We have adopted a Code of Ethics and Business Conduct (the "Code of Ethics") that is applicable to all of our directors, officers and other employees. The Code of Ethics is posted under the "Investors — Corporate Governance" section on our website at www.kraton.com and is available to stockholders upon request. If there are any material changes to, or material waivers of, the Code of Ethics that apply to our CEO and/or senior financial officers, we will disclose them on our website.
PROHIBITION ON HEDGING AND PLEDGING
    For a description of the Company's polices on the prohibition of hedging and pledging, please see "Compensation Discussion and Analysis — Hedging, Pledging and Trading in Stock Derivatives" on page 58.

Kraton Corporation                                         25

Sustainability and Human Capital Management
Our vision is to be an admired sustainable supplier of innovation-based solutions to our pine chemical and polymer markets, creating exceptional value for our customers, stockholders, employees, and communities alike. We believe that by having sustainable business practices shape our strategy, we are better positioned to create long-term value for all of our stakeholders.
SUSTAINABILITY GOVERNANCE
We focus on Sustainability at every level of our organization, from our Board to our global cross-functional working groups.

BOARD OF DIRECTORS		Oversight & Orientation	"Our commitment to sustainability is demonstrated by our progress in driving sustainable business practices across our entire enterprise." Kevin M. Fogarty Chief Executive Officer

NGS Committee and Compensation Committee

SUSTAINABILITY COUNCIL Members of Kraton's cross-functional Leadership Team, chaired by Marcello C. Boldrini, our Chief Sustainability Officer		Strategy & Leadership

SUSTAINABILITY TEAM	SUSTAINABILITY LEADS	Implement & Execute
•Program Implementation •Performance and Monitoring •Sustainability Reporting •Capacity Building •Stakeholder Engagement	Functional implementation of program, goals and KPIs

Functional Implementation Working groups and local teams
HEALTH AND SAFETY
The health and safety of our employees is fundamental to our success. We are committed to ensuring that employees have a safe working environment.

Our Actions to Ensure a Safe Working Environment
•Conduct internal health and safety audits at our locations
•Provide personal protective equipment
•Participate in the American Chemistry Council Responsible Care® initiative. A majority of our US manufacturing facilities are Responsible Care 14001 certified.

•Train relevant employees on health and safety risks
•Implement critical thinking processes and contractor management practices
•Conduct recurring employee health and detailed safety risk assessments
•Maintain a global HSES tracking platform

Since the onset of the COVID-19 pandemic, we have taken an integrated approach to helping our employees manage their work and personal responsibilities, with a strong focus on employee wellbeing, health, and safety. Among other actions, we have launched a COVID-19 crisis management team, implemented work-from-home requirements for office personnel, social-distancing, and restrictions on visitors to our facilities, and limited in-person meetings and other gatherings.

Reduced our total recordable incidence rate (TRIR) from 0.88 in 2019 to 0.31 in 2020

Kraton Corporation                                         26

2020 SUSTAINABILITY HIGHLIGHTS
We are proud of our efforts in 2020 to drive sustainable business practices throughout our organization. In addition to our health and safety highlights detailed above, the information below highlights a few of our many other Sustainability accomplishments in 2020.
LIFE CYCLE ASSESSMENTS

By year-end 2020, we had completed eleven cradle-to-gate life cycle assessments ('LCAs"), nine of which were completed in 2020. These LCAs provide us with an in-depth understanding of the environmental impacts of our products and their production processes. This knowledge may inform future innovation projects by allowing us to identify opportunities to improve overall product sustainability. Additionally, our customers, in an effort to reduce their own carbon footprint, have used our LCAs as an important tool to measure the environmental impact of their own products.

RESPONSIBLE PROCUREMENT PROGRAM

We earned an EcoVadis Gold rating for our sustainability management systems, placing us in the 98th percentile of our industry. The achievement opened the door to join Together for Sustainability ("TfS"), a joint initiative of chemical companies for sustainable supply chains. TfS facilitates the exchange of global best practices to assist in embedding sustainability and responsible procurement throughout organizations and shapes the future of sustainability for the chemical industry. In 2020, we continued to execute on our responsible procurement program. Particularly, we worked to further improve the risk-evaluation methodology of our vendor base by incorporating risk-country and industry-type criteria. We also initiated Supplier Corrective Action Plans for low scoring vendors.

GREENHOUSE GAS INTENSITY

We continuously work on product and process improvements to minimize our environmental footprint while helping customers reduce theirs. In 2020 we made strong progress towards achieving our ambitious 25% reduction target in greenhouse gas intensity by 2030. To decrease greenhouse gas emissions from our operations, we are minimizing energy use in our plants and, at some facilities we are switching to cleaner burning fuels by using our by-products for fuel. Additionally, in Europe, we continued to divert truck shipments to lower carbon-intensive modes of transport. Please refer to our 2021 Sustainability Report, expected to be published by the end of the third quarter of 2021, for the performance information regarding our actions to reduce greenhouse gas intensity.

Our Sustainability Reporting
Kraton is committed to the transparent reporting of our Environmental, Social and Governance efforts through, among other means, our website and annual Sustainability Report ("Report"). Kraton is also committed to the Ten Principles of the United Nations Global Compact's (UNGC). To learn more about our sustainability efforts and to view the Report or our 2020 UNGC Communication on Progress, please visit the "Sustainability" section on our website at www.kraton.com. Our 2020 Report is expected to be available by the end of the third quarter of 2021.

Information contained on our website, in our Report, or in the UNGC Communication on Progress
 is not incorporated by reference in, or part of, this Proxy Statement.

Kraton Corporation                                         27

2020 SUSTAINABLE PRODUCT HIGHLIGHTS
As we look downstream, we continue to leverage not only the biobased nature of our Chemical segment but also our Research & Development capability to develop and commercialize products that address our customers’ needs for sustainable solutions. In this regard, during 2020, we made solid progress in the commercialization of key platforms.

CirKular+™
Our CirKular+ technology enables more efficient recyclability of post-consumer plastic waste streams. Plastics are recycled in mixed streams, but many plastic blends collected for recycling do not easily mix with or adhere to each other. When CirKular+ is added to the mixed waste streams, it is effective as a compatabilizer, which allows recyclers to blend multiple plastic recycle streams, facilitating growth in the plastics circular economy. The plastics circular economy is a goal of sustainable plastics use because it is characterized by the reuse of plastic waste, generating value from the waste and avoiding sending recoverable plastics to landfills.

REvolution™
Our REvolution rosin ester technology enables manufacturers to achieve light color and stable hot-melt formulations with high biobased content. The REvolution platform allows for the production of rosin esters with improved color and oxidative stability in a cost-effective way. Both of these benefits are critical parameters required in various industries, such as adhesives and road markings. With high biobased content, our products have a lower carbon footprint than their fossil-based alternatives. Made from our pine-based crude tall oil feedstock, our materials are sourced from responsibly-managed forests that do not compete for land with food crops.

Kraton Corporation                                         28

HUMAN CAPITAL
To remain a leading global producer of specialty polymers and high-value biobased products, it is crucial that we continue to attract, and retain, talent. Through our diverse and inclusive workplace, our comprehensive compensation and benefits, our career management, and our focus on health, safety and employee wellbeing (as detailed above), we strive to holistically support our employees.

DIVERSITY AND INCLUSION

Our innovation stems from the diverse perspectives, knowledge, and experiences of our employees. We strive to create an inclusive workplace where all employees are treated with dignity and respect. Our commitment to D&I starts at the top with a highly skilled and diverse Board. Of our independent directors, 50% are female, 12.5% are ethnically diverse and 12.5% are based outside of the United States. As of December 31, 2020, of our 1,808 employees globally, women represented 20% of Kraton’s full-time executive positions and 24% of full-time employees. Our workforce is also globally diverse, with approximately 65% working in North America, 29% in Europe, 1% in South America and 5% in Asia. Our Board has oversight of our D&I programs.

D&I Accomplishments in 2020 and Continuing into 2021
In 2020, and continuing into 2021, we have committed to furthering D&I in Kraton. Among our many actions, we have:
•Established a Global D&I Council to ensure the sustainability of our initiatives
•Updated our Code of Ethics to align more closely with our commitment to D&I
•Added minority-owned investments to our U.S. 401(k) Plan
•Expanded Parental Leave policies
•Progressed on diversity hiring initiatives

•Trained over 300 of our global leaders in inclusive leadership and unconscious bias, with future training scheduled for all employees
•Hosted a International Women's Day Panel with our female members of our Board, open to all employees
•Partnered with the Future of STEM Scholars Initiative to financially support students pursuing STEM disciplines at Historically Black Colleges and Universities

TOTAL REWARDS CAREER MANAGEMENT

To ensure a compelling total rewards philosophy and practice, we have practices in place to deliver fair and equitable compensation to employees based on their contribution and performance. All full-time employees are covered by a health care package, as applicable in their particular country, and all full-time employees have access to paid annual leave and company-paid holidays, based on the particular country in which they live.

CAREER MANAGEMENT

Human capital development underpins our efforts to execute our strategy and remain a leading global producer of innovative products. We continually invest in our employees’ career growth and provide employees with a wide range of development opportunities. Particularly, our career development framework enables leaders and team members to identify career paths and opportunities. The individual development plan is the first step in this framework. Employees take ownership of their career development in consultation with their leaders and create a plan covering an appropriate time frame, given the person’s individual situation. We also conduct an annual assessment of individual performance and provide skills and leadership development training. In 2020, 100% of our in scope employees received an annual performance review.

Kraton Corporation                                         29

STOCK OWNERSHIP INFORMATION
Beneficial ownership of our stock is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to the tables below, and subject to applicable community property laws, we believe that each stockholder identified in the tables possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.
Holdings of Major Stockholders
Percentages of beneficial ownership by beneficial owners of 5% or more of the shares of our common stock reported below are based on 32,144,047 shares of common stock outstanding on the March 22, 2021 record date plus securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 ("Exchange Act"):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd St., New York, NY 10055	4,879,400 (1)	15.08%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	3,216,154 (2)	9.94%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Rd., Austin, TX 78746	2,628,971 (3)	8.12%
_______________
(1)    Information is based on a Schedule 13G/A filed with the SEC on January 26, 2021. As of December 31, 2020, BlackRock, Inc. held sole power to vote 4,812,161 shares and sole power to dispose of 4,879,400 shares held by the following subsidiaries: BlackRock Life Limited, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Ltd., and BlackRock Investment Management, LLC, with BlackRock Fund Advisors beneficially owning 5% or more of the outstanding shares of common stock.
(2)    Information is based on a Schedule 13G/A filed with the SEC on February 10, 2021. As of December 31, 2020, The Vanguard Group, an investment advisor, held sole power to vote 0 shares, sole power to dispose of 3,151,801 shares, shared power to vote 35,699 shares and shared power to dispose of 64,353 shares held by the following subsidiaries: Vanguard Fiduciary Trust Company, Vanguard Investments Australia, Ltd., Vanguard Asset Management, Limited, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited.
(3)    Information is based on a Schedule 13G/A filed with the SEC on February 12, 2021. As of December 31, 2020, Dimensional Fund Advisors LP (“Dimensional”), reports the sole power to vote 2,532,756 shares and the sole power to dispose of 2,628,971 shares. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported on the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.

Kraton Corporation                                         30

Holdings of Officers and Directors
Percentages of beneficial ownership by our directors, our NEOs, and by all directors and executive officers as a group reported below are based on 32,144,047 shares of common stock outstanding on the March 22, 2021 record date, plus securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Atanas H. Atanasov	19,043	*
Shelley J. Bausch	18,150	*
Mark A. Blinn	18,150	*
Marcello C. Boldrini	15,646	*
Anna C. Catalano	38,165	*
Kevin M. Fogarty	532,332	1.65%
Dominique Fournier	36,922	*
John J. Gallagher, III	47,982	*
Holger R. Jung	48,568	*
James L. Simmons	30,474	*
Dan F. Smith	71,773	*
Karen A. Twitchell	38,767	*
Billie I. Williamson	15,740	*
All Directors and Executive Officers as a Group (18 persons)	1,005,425	3.11%
_______________
*    Represents beneficial ownership of less than 1%.
(1)    The address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.
(2)    Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. For Mr. Fogarty, the total in this column includes 215,630 shares, beneficial ownership of which he has the right to acquire within 60 days of the Record Date.

Delinquent Section 16(a) Reports
Section 16(a) Beneficial Ownership Reporting Compliance Section 16(a) of Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of our stock to file initial reports of ownership and reports of changes in ownership of our stock with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) reports applicable to our executive officers and directors and 10% beneficial owners were filed on a timely basis except for: One Form 4 report for Mr. Atanasov in connection with the vesting of RSUs, was filed three business days late due to administrative error.

Kraton Corporation                                         31

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material elements of the executive compensation program of our Compensation Committee for our NEOs, who are the following for 2020:

Kevin M. Fogarty President and Chief Executive Officer	Holger R. Jung Senior Vice President and Polymer Segment President
Atanas H. Atanasov Executive Vice President, Chief Financial Officer and Treasurer	Marcello C. Boldrini Senior Vice President and Chemical Segment President, and Chief Sustainability Officer
James L. Simmons Senior Vice President, General Counsel, Corporate Secretary

Table of Contents
Our Executive Compensation Program at a Glance	33	Compensation Decisions and Results	46
Program Design and Performance Metrics for 2020	33	COVID-19: Our Response and Impact on Executive Compensation	46
Target Total Direct Compensation	34	Base Salary	47
Our Strategy and Performance	35	Annual Cash Incentive Compensation (ICP)	48
Stockholder Engagement	36	Long-Term Equity Incentive Compensation	51
Roles in Determining Executive Compensation	37	Other Compensation for our NEOs	55
Our Compensation Committee	37	Fringe Benefits/Perquisites	55
Our CEO and Executive Management	38	Supplemental Disability Insurance	55
Our Independent Compensation Consultant	38	U.S. 401(k) Plan	55
Selecting Performance Metrics and Setting Associated Goals	39	Non-Qualified Benefits Restoration Plan	55
Goals for 2020 ICP Performance Metrics	39	U.S. Pension Plan	55
Goals for 2020 LTIP Performance Metrics	40	Executive Severance Program	55
Principles and Philosophy of the Compensation Program	42	Other Compensation Policies	56
Total Direct Compensation Philosophy	42	Section 162(m) of the Internal Revenue Code	56
Focus on Equity and Variable Compensation	42	Financial Restatement	56
Our Peer Groups and Survey Data	43	Executive Compensation Recoupment Policy	57
Compensation Risk Assessment	44	Executive Stock Ownership Guidelines	57
Pay-for-Performance	45	Hedging, Pledging and Trading in Stock Derivatives	58

Kraton Corporation                                         32

Our Executive Compensation Program at a Glance
    Our executive compensation program includes a mix of fixed and variable pay with performance periods ranging from one to three years. Our Compensation Committee established performance metrics for our annual cash incentive program ("ICP") and our long-term incentive program ("LTIP") that align with the Company’s strategy and stockholder interests. The following table outlines the primary elements of our Compensation Committee’s executive compensation program, excluding benefits, for 2020:

	Element		Description & Metrics	Purpose

F I X E D	Base Salary		Delivered in cash and evaluated each year, with any changes effective April 1, based primarily on surveys and market data	Provide competitive pay to attract and retain our executive officers

V A R I A B L E	Annual Cash Incentive Compensation ("ICP")		Delivered in cash and based on: (1) Adjusted EBITDA(1); (2) attainment of Consolidated Net Debt reduction; and modified by a Safety Multiplier	Motivate and reward our executives to achieve key annual business objectives

	Long-Term Equity Incentive Compensation ("LTIP")	Restricted Stock Units ("RSUs")	Three-year ratable vest; target grant date value based primarily on surveys and market data	Align interests of executives with long-term stockholder value to support our growth strategy and drive long-term performance, particularly in a cyclical industry

		Restricted Stock Performance Units ("PRSUs")	Three-year cliff vest payout based on: (1) cumulative Adjusted EBITDA, and (2) relative Total Stockholder Return ("rTSR")
(1)    Adjusted EBITDA for Segment Presidents pertains to an equal split between consolidated Adjusted EBITDA and applicable Segment Adjusted EBITDA. Adjusted EBITDA for all other NEOs pertains to consolidated Adjusted EBITDA.
PROGRAM DESIGN AND PERFORMANCE METRICS FOR 2020
For 2020, the weighting of the components and metrics of our ICP and LTIP were as follows:

ICP	è	Adjusted EBITDA (75%)		Consolidated Net Debt (25%)
Safety Multiplier (+/- 10%)

Long-Term Incentive Compensation	è	RSUs (50%)	PRSUs (50%)
			Relative TSR (50%)	Cumulative Adjusted EBITDA (50%)
Stock Price Exposure

Kraton Corporation                                         33

Evolution of our Program Design
In consultation with our independent compensation consultant, our Compensation Committee structured our 2020 LTIP by (1) re-allocating the weighting of RSUs and PRSUs from ⅓ and ⅔ of the total grant value, respectively, to a 50/50 weighting of the total grant value and (2) incorporating cumulative Adjusted EBITDA as a performance metric in lieu of cumulative ROCE. Our Compensation Committee re-allocated the weighting of RSUs and PRSUs to maintain closer alignment with the practices of our peer companies and to ensure competitive compensation and the retention of talent. Our Compensation Committee selected cumulative Adjusted EBITDA because it is reflective of current business realities, focuses on performance elements in direct control of management and is used by our Board, management and stockholders to assess long-term performance. See also, page 54.

TARGET TOTAL DIRECT COMPENSATION
Our Compensation Committee delivers a substantial portion of target total direct compensation through variable and performance-based incentives that are at-risk. For 2020, 81% of our CEO's and 67% of our other NEOs' target total direct compensation was variable or at-risk.
OUR CEO

19% Base Salary $1,000,000	19% Target ICP $1,000,000	31% RSUs (Time) $1,625,000	31% PRSUs (Target) $1,625,000
81% Variable and At-Risk
OUR NEOs

33% Base Salary	23% Target ICP	22% RSUs (Time)	22% PRSUs (Target)
67% Variable and At-Risk

Kraton Corporation                                         34

Our Strategy and Performance
In 2020 we executed on our strategic pillars with a vision of being an admired sustainable supplier of innovation-based solutions to our pine chemical and polymer markets, creating exceptional value for our customers, stockholders, employees, and communities alike:

Pillar	2020 Select Accomplishments
Capital Discipline
•Refinanced our 7.0% Senior Unsecured Notes with 4.25% Senior Unsecured Notes, providing for annual cash interest savings of approximately $11 million.
•Ended 2020 with $85.9 million of cash on hand and $190.7 million of available borrowing base under our $300 million ABL Facility.

Operational Excellence
•Continued disciplined approach to cost savings and capital expenditures, delivering approximately $20 million of run-rate cost reductions.
•During COVID-19, focused on employee safety and well-being while continuing to operate our business and mitigate financial impacts. See also, page 46.

Portfolio Management	•Divested our Cariflex business for gross proceeds of $530 million unlocking significant stockholder value.

Organic Growth
•Seeking regulatory approval of BiaXam™, a novel sulfonated polymer technology with long-lasting self-disinfecting properties, including against SARS-CoV-2.
•Grew sales volumes in a tough market environment dominated by the impact of the COVID-19 pandemic.

Specialty Portfolio	•Introduced REvolution™ and CirKular+™ to support the bioeconomy and connect the circular economy. See also, page 28.

Sustainable Business Model

During 2020, we made considerable progress in integrating sustainability into our corporate strategy. Among other actions, we strengthened our sustainability organization, executed on our management framework, affording us an EcoVadis Gold rating (placing us in the 98th percentile of our industry), and made significant progress against our sustainability key performance indicators, including completion of life-cycle assessments, reduction of single-sourced raw materials, commercialization of sustainable innovation and establishment of our diversity and inclusion initiative. See also, page 26.

Many of our 2020 select accomplishments listed above contributed to our attainment of the following results against our performance metrics for our 2020 ICP and our 2018 PRSU grants:

2020 Actual Results Related to Our Executive Compensation Performance Metrics

Consolidated debt of $950.1 million and	3-Year Relative TSR	Net loss of $221.7 million	Total Recordable Incidence Rate

Consolidated Net Debt $814.2 million,(1)(2) a reduction of $541.4 million	12.4th percentile(3)	and	0.31(4)
Adjusted EBITDA of $262.1 million(1)

(1)    For a reconciliation of GAAP to non-GAAP financial measures, please refer to “Annex A — Non-GAAP Reconciliations.” Please see pages 49 and 50 for details on how these metrics were calculated for executive compensation purposes.
(2)    Excluding the effect of foreign currency, which was approximately $50 million.
(3)    Based on rTSR from December 31, 2017 to December 31, 2020 using the 2018 TSR Peer Group (adjusted for peers that were no longer operating as an independent company).
(4)    Based on 2019 data from the American Chemistry Council a TRIR of 0.31 would have placed the Company in the top 15 percent of peer companies.

Kraton Corporation                                         35

Stockholder Engagement
We are committed to active engagement with our stockholders. Through a year-round proactive stockholder engagement program, we communicate with stockholders to stay well-informed regarding their perspectives on current issues and to address any questions or concerns. Our Director of Investor Relations, our CEO, our CFO, and other subject-matter experts within the Company serve as liaisons between our stockholders and our Board.

Key Topics Discussed with Stockholders in 2020				We participated in 15 Investor Conferences and Non-Deal Roadshows, and we ensure continued engagement with stockholders through individual meetings
✓	Corporate Strategy	✓	Innovation
✓	Response to COVID-19	✓	Risk Oversight
✓	Liquidity	✓	Sustainability
✓	Debt Refinancings	✓	Safety and Operations
✓	Asset Dispositions	✓	Market Dynamics
✓	Diversity	✓	Governance Practices
In 2020, approximately 97% of the votes cast voted in favor of our executive compensation program. Complementing our year-round stockholder engagement program, the Chair of our Compensation Committee, in conjunction with our Chief Human Resources Officer and our independent compensation consultant, conducts annual stockholder outreach to:

1	Solicit candid feedback and encourage discussion on compensation practices	2	Report stockholder views directly to our Board and Compensation Committee	3	Evaluate and design the executive compensation program

Stockholder Engagement in 2020 Related to the Proxy Statement

We contacted our Top 32 Stockholders representing over 70% of our outstanding shares	We held telephonic meetings with stockholders representing approximately 22% of our outstanding shares	The Chair of our Compensation Committee attended 100% ( of the telephonic meetings

Key Themes from Stockholder Engagement in 2020 Related to the Proxy Statement
●
Compensation Committee Discretion. Stockholders expressed that discretionary adjustments may be appropriate if reasonable and if accompanied by transparent disclosure. Our Compensation Committee implemented a discretionary adjustment to 2020 ICP payouts in light of COVID-19 and to Consolidated Net Debt and ROCE calculations in light of our refinancings, our Cariflex divestiture and our goodwill impairment. See also, pages 49 and 53.

●
Focus on Safety. We received commendation on the inclusion of a safety metric, as a sustainability metric, into our compensation program. In response, we maintained the metric and made the associated goals more rigorous. See also, page 26.

●
Board Diversity and Refreshment. Board diversity and refreshment remains a priority of our stockholders. To ensure the continuation of diverse perspectives and refreshment, our NGS Committee recommended, and our Board agreed, to rotate the Chairs of each of our three primary Board committees. Each primary Board committee is now chaired by a female director. See page 17 for our Board diversity highlights.

●
Selection of Performance Metrics. Overall, our stockholders were pleased with our mix of relative and absolute performance metrics, but requested disclosure on our Compensation Committee's decision to incorporate a cumulative Adjusted EBITDA metric in our LTIP. See also, page 40 and 54.

●
Stock Grant Practices. Stockholders appreciated our focus on LTIP, noting that 62% of our CEO's targeted compensation is in the form of LTIP. We have also added disclosure regarding the timing of our stock grant practices. See also, page 51.

Kraton Corporation                                         36

Roles in Determining Executive Compensation
OUR COMPENSATION COMMITTEE
Our Compensation Committee discharges the responsibility of the Board in determining and recommending the compensation of our executive officers, including our NEOs. The Compensation Committee’s charter contains detailed information on the Compensation Committee’s duties and function and is available on the "Investors - Corporate Governance" section of our website at www.kraton.com.
Our Compensation Committee reviews the goals and objectives related to the compensation of our NEOs. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates market practices, and sets the compensation levels of our NEOs based on that evaluation. In determining appropriate targeted compensation, our Compensation Committee considers individual performance, Company performance, rTSR, and compensation of persons holding comparable positions at our peer companies.
Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for our NEOs. The illustration below details the main items in our Compensation Committee's annual process in discharging its responsibility relating to the compensation of our executive officers:

Review progress against performance metrics
Assess compensation risk
Review individual executive market data
Approve form of long-term incentive agreements
December
February/March
Review progress against performance metrics
Evaluate independence of compensation consultant
Approve compensation philosophy
Certify incentive payouts
Approve TSR Peer Group
Establish upcoming performance targets and targeted compensation
Review Proxy
Process designed to drive performance, increase long-term stockholder value, and mitigate compensation related risk.
All compensation proposals are reviewed with the independent compensation consultant.
File Proxy
September
May
Review progress against performance metrics
Review compensation market trends and best practices
Discuss shareholder outreach
Annual Meeting
Stockholder Outreach
Review progress against performance metrics
Approve Compensation Peer Group
Review ISS/Glass Lewis reports and proxy voting

Human Capital Management Oversight
In 2020, our Board formally included human capital management oversight as a responsibility outlined in our Compensation Committee's charter. Accordingly, the Compensation Committee oversees processes and procedures for the evaluation and development of executive talent, succession planning, and human capital practices, including diversity and inclusion policies and programs.

Kraton Corporation                                         37

OUR CEO AND EXECUTIVE MANAGEMENT
Our CEO is typically consulted regarding the compensation of the other NEOs. Our Chief Human Resources Officer regularly attends the meetings of the Compensation Committee and provides input on compensation matters, as requested by the Compensation Committee. Our Compensation Committee and our independent compensation consultant then meet in executive session without management, to review and recommend any changes to the CEO’s recommendations and to consider other actions, from time to time, as authorized by the Compensation Committee’s charter.
OUR INDEPENDENT COMPENSATION CONSULTANT
Our Compensation Committee engaged Farient Advisors LLC ("Farient") as its independent compensation consultant. For 2020, Farient evaluated the competitiveness of, and provided recommendations with respect to, the compensation of our executive officers, including our NEOs, and the design of the program for 2020. See also, "Principles and Philosophy of the Compensation Program—Our Peer Groups and Survey Data."
    Our Compensation Committee evaluates its compensation consultant yearly, including the satisfaction of independence requirements, and our Compensation Committee has determined that Farient was independent during 2020. Our Compensation Committee assessed: (1) the advisor’s provision of other services to the Company; (2) the amount of fees received from the Company by the advisor as a percentage of the advisor’s total revenue; (3) the advisor’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of the advisor with a Compensation Committee member or an executive officer of the Company; and (5) any advisor-owned Company stock. In 2020, Farient did not provide any additional services to the Company in an amount in excess of $120,000.

Kraton Corporation                                         38

Selecting Performance Metrics and Setting Associated Goals
    Our Compensation Committee takes a holistic approach to selecting performance metrics and setting associated goals under the incentive compensation programs. It recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short and long term and establishing realistic targets that continue to motivate and retain executives. The incentive compensation programs provide for measurable, rigorous performance targets that while achievable, also challenge executives to drive business results that produce stockholder value.

Considerations in Setting Rigorous Performance Metrics and Goals
•The Company's short- and long-term strategy
•Publicly disclosed long-term financial targets
•The Company's historical performance, year-over-year and against its peer group
•Peer group data and market statistics regarding executive compensation performance metrics
•Targets that are established to encourage a level of risk-taking that is appropriate, but not unreasonable, in the context of the Company’s business strategy
•Targets that are structured to avoid excessive risk-taking by using a variety of performance goals that apply over performance periods of varying lengths
•For each of the performance metrics, our Compensation Committee may certify the performance anywhere from 0% to 200% (and, for ICP, +/- 10% due to the safety multiplier)
•Mix of absolute and relative performance metrics

GOALS FOR 2020 ICP PERFORMANCE METRICS
Our Compensation Committee selected metrics that align with our Company's strategy, as detailed in "—Our Strategy and Performance" while bolstering our sustainable business model, including our commitment to the well-being of our employees and the communities in which we operate.
ADJUSTED EBITDA

	Threshold 0.3x	Target 1.0x	Stretch 2.0x
Consolidated	$200 million	$230 million	$270 million
Polymer Segment	$110 million	$130 million	$150 million
Chemical Segment	$90 million	$100 million	$120 million
Adjusted EBITDA is a key metric used by our management, our Board and our stockholders to measure the operational strength and performance of our business. For 2020, our Compensation Committee set Adjusted EBITDA targets by evaluating the Company's historical performance, the historical performance of peers, the approved business plan, and stockholder expectations. Our Compensation Committee also set Segment Adjusted EBITDA goals for our segment Presidents to achieve a closer alignment between segment business results and executive compensation. In setting the 2020 goals, our Compensation Committee considered the known risks and uncertainties facing the Company at the time, including, but not limited to, market fundamentals, pricing pressure, and demand for our products, particularly in China and broader Asia.
Our Adjusted EBITDA goals exclude 2020 income from our Cariflex business prior to its sale on March 6, 2020 to Daelim Industrial Co., Ltd. ("Daelim"), and exclude non-cash deferred income under our isoprene rubber supply agreement with Daelim ("IRSA"). Therefore, Adjusted EBITDA calculations for 2020 ICP will differ from our publicly reported Adjusted EBITDA, which includes such items.

Kraton Corporation                                         39

CONSOLIDATED NET DEBT

Threshold 0.3x	Target 1.0x	Stretch 2.0x
$846 million	$806 million	$766 million
Recognizing the Company’s strategic deleveraging plan, our Compensation Committee set 2020 consolidated net debt (excluding the effect of foreign currency) targets in line with stockholder expectations and Company forecasts, and with a year-over-year percentage improvement. Given the Company's exposure to non-U.S. debt, our Compensation Committee continues its practice of excluding the effect of foreign currency from its calculation of consolidated net debt by holding foreign exchange constant based on 12/31 of the prior year.
SAFETY MULTIPLIER

-10%	—	+10%
>0.75 TRIR	0.75-0.4 TRIR	<0.4 TRIR
Our Compensation Committee selected safety as a sustainability metric to align compensation with the Company's commitment to the well-being of its employees and the communities in which it operates. For 2020, our Compensation Committee reviewed 2019 data from the American Chemistry Council ("ACC") and Company historical performance in arriving at these safety goals. Based on the 2019 ACC data, a TRIR of 0.40 would place the Company in the top quintile of medium size companies. The goals reinforce continuous improvement and meaningful progress in safety over the prior year's performance.

GOALS FOR 2020 LTIP PERFORMANCE METRICS
CUMULATIVE ADJUSTED EBITDA

	Threshold 0.3x	Target 1.0x	Enhanced 1.5x	Stretch 2.0x
2020	$200	$230	$250	$270
2021	*	*	*	*
2022	*	*	*	*
Cumulative	*	*	*	*
Our Compensation Committee believes that cumulative Adjusted EBITDA is a performance metric that drives multi-year performance and long-term value creation, and is more directly in the control of management. Additionally, cumulative Adjusted EBITDA reflects the current business realities of the Company and is a metric by which our Board, management and stockholders measure our year-over-year performance. As an absolute metric, alongside rTSR as a relative metric, cumulative Adjusted EBITDA also ensures a direct alignment between long-term equity compensation and stockholder interests.
The first year of the cumulative Adjusted EBITDA goal aligns with the consolidated Adjusted EBITDA ICP goals; however, the goals in the second and third years are designed to promote continuous performance and are aligned with long-term strategic goals. In setting the targets, our Compensation Committee evaluated historical performance and set realistic targets for the Company's current business. Cumulative Adjusted EBITDA projections are competitively sensitive information; therefore, they will be disclosed only in our future proxy statements as performance periods are completed.

Kraton Corporation                                         40

RELATIVE TSR

Threshold 0.5x	Target 1.0x	Stretch 2.0x
30th Percentile	50th Percentile	75th Percentile
In response to stockholder feedback to include relative measures and to include measures that directly align executive compensation to stockholder value creation, our Compensation Committee uses rTSR as a metric to provide an external benchmark of our relative performance. The achievement levels determined by our Compensation Committee have remained the same since inception of the metric and are prevalent from a market perspective. Our Compensation Committee, in consultation with its independent compensation consultant, has set the two times performance target at the 75th percentile because it is challenging for the Company to achieve top quartile performance repeatedly over multiple performance cycles. For a list of the peer group for rTSR, see "— Principles and Philosophy of the Compensation Program — Our Peer Groups and Survey Data — TSR Peer Group."

Kraton Corporation                                         41

Principles and Philosophy of the Compensation Program

´ What are our Compensation Committee's Principles and Philosophies?
•Provide a base salary and incentive compensation that attracts, motivates, retains and rewards high quality executives through competitiveness in the marketplace
•Target total direct compensation at, or near, the 50th percentile of the Compensation Peer Group
•Focus on granting compensation in the form of long-term equity and variable, or "at risk," compensation to promote alignment of our NEOs’ long-term interests with those of our Company and our stockholders

•Avoid compensation practices that may encourage excessive risk taking or have a material adverse effect on the Company
•Ensure compensation design is considered against a compensation peer group and TSR peer group that is appropriate and comparative
TOTAL DIRECT COMPENSATION PHILOSOPHY
Our Compensation Committee looks to total direct compensation for each NEO to determine the individual elements of compensation. To assist our Compensation Committee in designing the 2020 compensation program, Farient evaluated the total direct compensation paid to our executive officers against that paid to individuals holding comparable roles at companies in our Compensation Peer Group and additional survey data. Our Compensation Committee considers each component of compensation and aims to establish total direct compensation for our executives at, or near, the 50th percentile of the Compensation Peer Group to facilitate recruitment and retention while avoiding excessive compensation. Our Compensation Committee reserves the right to exercise its independent business judgment in determining the compensation of our NEOs or deviating from this target.
FOCUS ON EQUITY AND VARIABLE COMPENSATION
Targeted total direct compensation for 2020 reflects our Compensation Committee’s focus on granting a significant portion of total compensation in the form of variable compensation and long-term equity. In our Compensation Committee’s judgment, this focus is intended to align our NEOs’ long-term interests with those of our Company and our stockholders by linking a significant portion of the compensation with our Company’s performance. The value of variable compensation (RSUs, PRSUs, and ICP) fluctuates based on Company performance and the market value of our common stock, taking into account both short-term business performance and long-term share performance.

Analysis of 2020 Total Direct Targeted Compensation	CEO	Other NEOs
Proportion of pay subject to specific quantitative performance criteria	50%	45%
Proportion of pay at-risk (variable compensation)	81%	67%
Proportion of pay delivered in the form of long-term equity	62%	44%

Our CEO
19% Base Salary	19% Target ICP	31% RSUs (Time)	31% PRSUs (Target)
81% Variable and At-Risk

Our Other NEOs
33% Base Salary	23% Target ICP	22% RSUs (Time)	22% PRSUs (Target)
67% Variable and At-Risk

Kraton Corporation                                         42

OUR PEER GROUPS AND SURVEY DATA
To ensure that our executive compensation program is competitive with a strong link to relative stock performance, our Compensation Committee reviews survey data and proxy data, and maintains two peer groups to evaluate and determine components of our executive compensation program. For our CEO and CFO, pay data is solely comprised of proxy disclosures and for our General Counsel pay data is comprised of a mix of proxy disclosures and survey data. For all other executives pay data is comprised solely of survey data.  The survey data is published by, among other entities, Mercer and Willis Towers Watson, which is adjusted by regression analysis to account for company size.
COMPENSATION PEER GROUP
Along with survey data, the Compensation Peer Group is used to understand and evaluate how certain NEO’s total direct compensation compares with the total direct compensation provided to individuals in similar roles within the peer group and then in determining such NEO’s total targeted compensation. With the assistance of Farient, our Compensation Committee comprehensively reviews, and subsequently revises, the prior peer groups and establishes the new appropriate peer groups. Companies are evaluated as a peer company based on the following screening criteria:

Universe	è	Evaluate Industry and Size	è	Evaluate Specific Business Model	è	Potential Peer Group
•Traded on major US exchange •Headquartered in the U.S.		•Specialty / Diversified Chemicals Industry •0.4x to 2.5x Kraton's Revenue(1)		•Product applications focused on manufacturing processes •Customer Base •% of non-US revenue		Refined for exceptions based on strategic relevance or business fit before approving final fiscal year peer group

(1)     The median revenue for our 2020 Compensation Peer Group is $2 billion.

2020 Compensation Peer Group
Ashland Global Holdings Inc.	GCP Applied Technologies, Inc.	Quaker Chemical Corp.
Albemarle Corp.	H.B. Fuller Co.	Rayonier Advanced Materials Inc.
Avient	Ingevity Corporation	PQ Group Holdings, Inc.
Celanese Corp.	Innospec, Inc.	Sensient Technologies Corp.
The Chemours Corp.	Int'l Flavors & Fragrances, Inc.	Stepan Co.
Element Solutions Inc.	Minerals Technologies, Inc.	Trinseo S.A.
Ferro Corp.	Newmarket Corp.	W.R. Grace & Co.

Kraton Corporation                                         43

TSR PEER GROUP
The TSR Peer Group is used to (1) assess rTSR performance, (2) determine any payout related to the rTSR portion of our PRSUs, and (3) provide additional data points to assist the Compensation Committee in goal setting pursuant to the performance metric. Our TSR Peer Group includes all companies in the Russell 3000® Index with revenue in excess of $200 million that are classified as diversified chemicals or specialty chemicals, as well as any entities in our Compensation Peer Group that are not captured in such group.

2020 TSR Peer Group
2020 Compensation Peer Group	Ecolab Inc.	OMNOVA Solutions Inc.(1)
Axalta Coating Systems Ltd.	FutureFuel Corp.	PPG Industries, Inc.
Balchem Corporation	Huntsman Corporation	RPM International Inc.
Chase Corporation	Innophos Holdings, Inc.(1)	The Sherwin-Williams Company
DuPont de Nemours, Inc.	Livent Corporation	Valhi, Inc.
Eastman Chemical Company	LSB Industries, Inc.
(1)     Peer company was subsequently removed from the 2020 TSR Peer Group due to acquisition.

COMPENSATION RISK ASSESSMENT
As part of the process undertaken to design and implement our compensation program, our Compensation Committee evaluated our compensation policies, practices and plans to evaluate whether they encourage excessive risk taking. In undertaking this evaluation, our Compensation Committee reviewed gain-sharing plans at our manufacturing sites, our equity and cash incentive plan, discretionary recognition award programs, and sales compensation plans. In addition, our Compensation Committee consulted with Farient which opined that none of our compensation policies, practices, or plans, encourages employees to take unreasonable risks related to our business. Based upon the Compensation Committee’s detailed review and assessment, the Compensation Committee determined that risks arising from our compensation policies, practices, and procedures are designed to avoid encouragement of unnecessary or excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Kraton Corporation                                         44

PAY-FOR-PERFORMANCE
Our Compensation Committee considers realized and realizable pay in determining our CEO’s compensation, which reflects its continuing focus on pay-for-performance. The charts below show, for each of the last three years, the difference between the LTIP and ICP compensation (1) for our CEO as reported in the summary compensation table, (2) that our CEO actually realized, and (3) that our CEO could have realized at the end of each given year based on our closing stock price on such date.

Base Salary	Long Term Equity Incentive Awards (LTIP)	Annual Cash Incentive Compensation (ICP)	Option Awards
$ in millions
(1)    The targeted value for our CEO's Long-Term Equity Incentive Awards remained the same for 2018 through 2020, at $3.25 million. However, the Reported value of these awards changes yearly due to the grant date fair value for the market-related TSR component of the PRSUs, which is determined using a Monte Carlo simulation model.
(2)    Reflects the value realized from the vesting of stock awards as reported in the Option Exercises and Stock Vested table for the given year. The Company has not granted any stock options since 2014, and all of the CEO's exercisable stock options expire in or before 2024.
(3)    Reflects the value that could have been realized from the vesting of stock awards granted in the year, based on the closing price for our common stock on the NYSE on the last trading day of the year. The valuation: (i) assumes vesting at target for the 2019 and 2020 PRSUs; and (ii) uses a certified performance of 100% of target for the 2018 PRSUs.

Factors Affecting Realized and Realizable Pay

2018	2019	2020
Realized pay is affected by our CEO's exercise of 137,081 stock options granted in 2010.
The LTIP Awards value decreased between Reported and Realizable pay due to a $22 stock price depreciation between the grant date and December 31.
The above-target Realized pay amount for LTIP is due to a $24 stock price appreciation between the award's 2015 grant date and 2018 vest date.

Realized pay is affected by our CEO's exercise of 39,496 stock options granted in 2010.
The value of the LTIP Awards decreased between Reported and Realizable pay due to a $10 stock price depreciation between the grant date and December 31.

The value of the LTIP Awards increased between Reported and Realizable pay due to a $17 stock price appreciation between the grant date and December 31. See also, "Timing and Amounts of our 2020 Grants" on page 51.
The below-target Realized pay amount for LTIP is due to a $17 stock price depreciation between the award's 2017 grant date and 2020 vest date.

Kraton Corporation                                         45

Compensation Decisions and Results

Fixed	Variable

Base Salary	Cash Incentive Compensation (ICP)	+	Restricted Stock Units (3-Year Ratable Vest)	+	Restricted Stock Performance Units (3-Year Performance Period)

	Annual Incentive		Long-Term Incentive Compensation

ICP	è	Adjusted EBITDA (75%)		Consolidated Net Debt (25%)
Safety Multiplier (+/- 10%)

Long-Term Incentive Compensation	è	RSUs (50%)	PRSUs (50%)
			Relative TSR (50%)	Cumulative Adjusted EBITDA (50%)
Stock Price Exposure
COVID-19: OUR RESPONSE AND IMPACT ON EXECUTIVE COMPENSATION
Management continues to successfully steer the Company through the unprecedented COVID-19 pandemic with proactive actions, including the below, intended to protect our employees, stockholders, and business, and preserve our ability to maximize future performance.

For our Employees: Prioritized their health, safety and financial wellbeing
•Instituted a work-from-home policy for office personnel and provided a one-time payment to support their needs to outfit a more functional or ergonomically friendly home workspace.
•Provided a one-time payment to regular manufacturing and laboratory employees in gratitude of their services as essential workers during the pandemic.
•Implemented social-distancing, shift rotations, visitor restrictions, paid time off protocols, and other heightened safety protocols at our facilities and research labs.
•Managed the business to avoid pandemic-related furloughs and workforce reductions and to maintain our annual merit increase program for our employees.
•Provided access to Teladoc (in the U.S.), a resource providing medical and behavioral care, paid for COVID-19 testing and treatment of COVID-19 illnesses, and provided mental health counseling.
•Opted into the 401(k) Loan Deferment Program under the CARES Act.
•Implemented a dedicated COVID-19 crisis management team.

For our Business and Stockholders: Mitigated financial impacts and ensured continuous operations
•Focused on cost-reduction, delivering approximately $20 million of annual cost savings.
•Ensured liquidity by increasing, and extending the maturity of, our ABL Facility and refinancing our 7.0% Senior Unsecured Notes with 4.25% Senior Unsecured Notes, resulting in annual cash interest savings of approximately $11 million.

•Favorably positioned the Company to benefit from raw material pricing dynamics.
•Maximized sales opportunities in medical and personal protective equipment end-markets.
•Held cross-functional, multi-regional meetings to address challenges in real-time and regularly informed our Board about major pandemic-related matters impacting our business and employees.

Kraton Corporation                                         46

PANDEMIC-RELATED COMPENSATION DECISIONS
Our Company experienced adverse demand trends in key applications including tires, automotive, oilfield, and lubricant/fuel additives as a result of COVID-19. While demand trends improved in the second half of 2020, COVID-19 continued to modestly affect sales volumes, particularly in our Chemical segment. We are unable to predict the pandemic's impact on our business and results of operations for 2021 and beyond due to numerous uncertainties, including the severity and duration of the pandemic, additional actions that may be taken by governmental authorities, and other unintended consequences. Throughout the pandemic, our Compensation Committee regularly discussed how to fairly recognize management’s substantial achievements in navigating the pandemic and incentivize future growth, while accounting for long-term stockholder value and business realities.
Annual Cash Incentive Compensation (ICP)
To guide its decision making, our Compensation Committee relied on its compensation principles and philosophies and, in consultation with Farient, decided to appropriately reward management's adaptability and successful execution of evolving business priorities. Accordingly, our Compensation Committee approved a discretionary adjustment to increase the Adjusted EBITDA calculations under the Company's 2020 ICP. For the quantitative impacts of such adjustment, see "Discretionary Adjustments for COVID-19 Impacts" on page 49. The Company applied the discretionary adjustment to all of the Company's global employees eligible for ICP.
Other Elements of Compensation
Our Compensation Committee did not make any other pandemic-related compensation decisions. For example, our Compensation Committee did not make off-cycle cash or equity grants, award premium priced stock options, make mid-year salary adjustments, or apply discretionary adjustments to long-term equity incentive compensation calculations as a direct result of COVID-19.
BASE SALARY
Our Compensation Committee conducts an annual review of executive base salary. For our CEO and our CFO, our Compensation Committee reviewed proxy data from the Compensation Peer Group. For our other executive officers, our Compensation Committee reviewed published survey data. Our Compensation Committee targets base salary at, or near, the 50th percentile in our Compensation Peer Group, consistent with our compensation philosophy.
Our Compensation Committee starts with a review to establish total direct compensation and then determines the component parts. Base salary accounted for approximately 19% and 33% of 2020 targeted total direct compensation, for our CEO and our other NEOs as a group, respectively. Our Compensation Committee believes these levels promote the attraction and retention of our NEOs. In addition, our Compensation Committee believes that keeping the balance weighted towards variable performance-based compensation serves the best interests of the Company and its stockholders. The base salary determinations for our CEO and for all NEOs were as follows:

Named Executive Officer	2020 Base Salary ($)	Change from 2019	2021 Base Salary($)	Change from 2020
Kevin M. Fogarty	1,000,000	-	1,000,000	-
Atanas H. Atanasov	500,000	5.1%	500,000	-
Holger R. Jung	410,000	2.5%	410,000	-
Marcello C. Boldrini	410,000	2.5%	410,000	-
James L. Simmons	450,000	5.7%	460,000	2.2%

CEO Base Salary
Our Compensation Committee has not increased our CEO's Base Salary since 2018.

Kraton Corporation                                         47

ANNUAL CASH INCENTIVE COMPENSATION
    The purpose of ICP is to promote the interests of our Company and our stockholders by providing variable cash compensation opportunities based on the delivery of key annual performance metrics. Such purpose is designed to contribute to the short-term performance of our Company.
FORMULA FOR CALCULATING 2020 ICP
The 2020 ICP payout for each of our NEOs was calculated using the following formula:

ICP Target
Base Salary	X	Target ICP Percentage	X	Company Factor	±	Safety Multiplier

CALCULATION OF 2020 ICP
Based on the above formula, the ICP payout for each of our NEOs was calculated as follows:

	ICP Target
Named Executive Officer	Base Salary ($)	X	Target ICP Percentage	X	Company Factor	±	Safety Multiplier
Kevin M. Fogarty	1,000,000		100%		1.413		1.1 (10%)
Atanas H. Atanasov	500,000		70%		1.413		1.1 (10%)
Holger R. Jung	410,000		70%		1.495		1.1 (10%)
Marcello C. Boldrini	410,000		70%		1.332		1.1 (10%)
James L. Simmons	450,000		65%		1.413		1.1 (10%)

ICP Target
ICP Target is the product of Base Salary and Target ICP Percentage. Base Salaries and Target ICP Percentages were approved in February 2020.

Target ICP Percentages
Our Compensation Committee did not increase the Target ICP Percentages of any NEO for 2020.

Company Factor
Our Compensation Committee established threshold, target and stretch targets for the performance metrics, which provided a multiplier that could range from 0.3, if the threshold target is achieved, to 2.0, assuming the Company met or exceeded the stretch target. Therefore, depending on actual performance, the actual ICP payout can range from zero to two times ICP Target. For 2020, our Compensation Committee determined the Company Factor based on the following formulas and calculations:

Formula for CEO, CFO and General Counsel
Adjusted EBITDA Factor				Consolidated Net Debt Factor

Consolidated Adjusted EBITDA Multiplier	x	0.75	+	Consolidated Net Debt Multiplier	x	0.25

Kraton Corporation                                         48

Formula for Segment Presidents(1)
Adjusted EBITDA Factor				Consolidated Net Debt Factor

Consolidated Adjusted EBITDA	x	0.375	+	Consolidated Net Debt Multiplier	x	0.25
Segment Adj. EBITDA Multipliers	x	0.375

(1)     Dr. Jung is the Polymer Segment President, and Mr. Boldrini is the Chemical Segment President.
2020 Certified Performance and Associated Multipliers
In determining Adjusted EBITDA and Consolidated Net Debt multipliers based upon performance against goals, our Compensation Committee made the following calculation adjustments:

Discretionary Adjustments for COVID-19 Impacts
As discussed above in "— COVID-19: Our Response and Impact on Executive Compensation," our Compensation Committee approved a discretionary adjustment to Adjusted EBITDA due to management's performance despite challenges created by COVID-19. The discretionary adjustment increased each of consolidated Adjusted EBITDA and Chemical Segment Adjusted EBITDA by approximately $3.7 million, reflecting the Company's estimate of the net impact of COVID-19 on the business following management's mitigating actions. The adjustment did not have any impact on Polymer Segment Adjusted EBITDA. In determining the discretionary adjustment, our Compensation Committee, in consultation with Farient, netted any benefit from travel and entertainment savings as a direct result of COVID-19.

As a result of the adjustment, ICP payout increased $77,261 for our CEO and $102,858 for our other NEOs collectively. The discretionary adjustment also benefited the entire ICP eligible workforce.

Consolidated Net Debt Calculation Considerations
Our Compensation Committee adjusted the calculation of the 2020 consolidated net debt, excluding the effect of foreign currency, to deduct transaction fees, premiums, and expenses related to the Company's Cariflex divestiture, amendment and restatement of its ABL Facility in April 2020, and the December 2020 refinancing of its ABL Facility and private placement of its 4.25% Senior Unsecured Notes. The 4.25% coupon on our Senior Unsecured Notes will provide for annual cash interest savings of approximately $11 million. Adjusting for the impact of Board-approved refinancings and transactions is consistent with our Compensation Committee's long-term historical methodology and ensures that management is not disincentivized to optimize the Company's capital structure.

The exclusions listed above reduced consolidated net debt, excluding the effect of foreign currency, by approximately $53 million equating to an approximate 0.31 improvement to the Consolidated Net Debt factor. As a result of the adjustment, ICP payout increased $314,568 for our CEO and $382,672 for our other NEOs collectively.

Kraton Corporation                                         49

Including such calculation adjustments detailed above, our Compensation Committee certified the below Adjusted EBITDA and Consolidated Net Debt multipliers based upon performance against goals. The resulting 2020 Actual Multiplier for each metric was weighted based on the formula above to determine the final Company Factor for the NEOs.

	Multiplier Goals
($ in millions)	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2020 Actual Multiplier
	|	| 238.7	|
Consolidated Adjusted EBITDA(1)	200	230 ♦	270	1.2173
		138.7
Polymer Segment Adj. EBITDA(1)	110	130 ♦	150	1.436
		100
Chemical Segment Adj. EBITDA(1)	90	100	120	1.0

			761.2
Consolidated Net Debt(2)	846	806	766 ♦	2.0
(1)    Reported consolidated Adjusted EBITDA, Polymer Segment Adjusted EBITDA and Chemical Segment Adjusted EBITDA were $262.1 million, $167.5 million and $94.6 million, respectively. 2020 ICP goals were set to exclude 2020 income from our Cariflex business prior to its sale on March 6, 2020, and non-cash deferred income under our IRSA.
(2)    Excludes the effect of foreign currency.

Safety Multiplier
For each NEO, total payout was adjusted by +10% based on the Company attaining a TRIR of 0.31, placing us in the top 15 percent of peer companies according to ACC's 2019 data.

	+10%	—	-10%	2020 TRIR	2020 Factor
Total Recordable Incidence Rate	<0.4	>0.4 - <0.75	> 0.75	0.31	+10%
CERTIFIED PAYOUTS FOR 2020 ICP
    As a result of the above calculations, we paid the following cash incentive compensation to our NEOs for the 2020 performance year:

Named Executive Officer	2020 ICP Total ($)
Kevin M. Fogarty	1,554,300
Atanas H. Atanasov	544,005
Holger R. Jung	471,972
Marcello C. Boldrini	420,512
James L. Simmons	454,633
2021 DESIGN FOR ANNUAL CASH INCENTIVE COMPENSATION
Based on analysis from Farient, our Compensation Committee decided to maintain the design of the 2020 ICP program for 2021. The Adjusted EBITDA, Consolidated Net Debt and Safety Multiplier performance targets for 2021 will be disclosed in our 2022 proxy statement. Additionally, for 2021, Target ICP Percentages for our NEOs are unchanged from 2020, with the exception of Mr. Atanasov, whose Target ICP Percentage increased from 70% to 75%. Any compensation paid under our 2021 ICP will be paid in cash around March 15, 2022.

Kraton Corporation                                         50

LONG-TERM EQUITY INCENTIVE COMPENSATION
    For 2020, the targeted long-term equity incentive compensation for our NEOs was comprised of one-half RSUs and one-half PRSUs. RSUs are a useful retention tool that require an executive to continue to work for the Company during the three-year ratable vesting period. PRSUs, settled in shares of common stock of the Company, further align the interests of our executives with those of our stockholders because such awards vest, if at all, based upon the achievement of performance targets that indicate the successful operation of our business and the creation of stockholder value.

Evolution of our Program Design
In consultation with Farient, our Compensation Committee structured our 2020 LTIP by (1) re-allocating the weighting of RSUs and PRSUs from ⅓ and ⅔ of the total grant value, respectively, to a 50/50 weighting of the total grant value and (2) incorporating cumulative Adjusted EBITDA as a performance metric in lieu of cumulative ROCE. Our Compensation Committee re-allocated the weighting of RSUs and PRSUs to maintain alignment with the practices of our peer companies and to ensure competitive compensation and the retention of talent. For details surrounding our Compensation Committee's decision to incorporate cumulative Adjusted EBITDA as a performance metric, please see page 54.

RSU AND PRSU GRANTS FOR 2020 AND 2021
In each of 2020 and 2021, our Compensation Committee approved long-term equity incentive compensation to our NEOs at targeted amounts, resulting in the following grants:

Named Executive Officer	Year	RSUs (#)(1)	PRSUs (#)(2)	Targeted LTIP Value ($)
Kevin M. Fogarty	2020	159,119	159,119	3,250,000
	2021	42,070	42,070	3,350,000
Atanas H. Atanasov	2020	44,064	44,064	900,000
	2021	11,302	11,303	900,000
Holger R. Jung	2020	27,417	27,418	560,000
	2021	7,033	7,033	560,000
Marcello C. Boldrini	2020	22,032	22,032	450,000
	2021	6,279	6,280	500,000
James L. Simmons	2020	22,032	22,032	450,000
	2021	5,902	5,903	470,000
(1)    All RSUs are subject to three-year ratable vesting.
(2)    PRSUs are reported at target levels and vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging (i) for 2020, from 0.3x to 2.0x target level depending on performance against the Compensation Committee's established metrics for the achievement of cumulative Adjusted EBITDA and rTSR; and (ii) for 2021, from 0.5x to 2.0x target level depending on performance against the Compensation Committee's established metrics for the achievement of cumulative Adjusted EBITDA and rTSR.

Timing and Amount of our 2020 Grants
Our Compensation Committee granted the 2020 grants of RSUs and PRSUs on March 2, 2020, being the third business day following the release of our earnings for the fourth quarter and full year 2019. This timing followed the Company's historical practice for the annual grant and coincides with the open trading window for the Company's insiders. Therefore, as with prior years, the grant date and number of shares were determined by formula and not selectively by our Compensation Committee. Our NEOs' Target LTIP Value for 2020 was equal to, or less than, their respective values for 2019.

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CALCULATION OF 2018 PRSU ATTAINMENT LEVEL
In 2018 our Compensation Committee granted PRSUs with a three-year performance period through December 31, 2020 ("2018 PRSUs"). For the 2018 PRSUs, our Compensation Committee certified a performance at 100% of target. The disclosure below details how our Compensation Committee calculates cumulative ROCE results, including, for the 2018 PRSUs, adjustments to the calculation to reflect the sale of the Cariflex business and exclude the Company's goodwill impairment charge, and the rTSR results.
Cumulative Return on Capital Employed (Cumulative ROCE)
    Our Compensation Committee determines cumulative ROCE by comparing the cumulative net operating profit over the three-year performance period against a range of cumulative Return Percentage (defined below) levels over the same three-year performance period. The following steps outline how the Compensation Committee determined the cumulative ROCE for outstanding PRSUs:

1	Calculate the Cumulative Net Operating Profit (for the three-year period)
    Net Operating Profit is Adjusted EBIT, net of taxes at a specified rate. Net Operating Profit for each year in the performance period is aggregated to obtain cumulative Net Operating Profit.

2	Calculate the Cumulative Return Percentage Levels (for the three-year period)
    Each year, our Compensation Committee determined the threshold, target or stretch Return Percentage levels by multiplying our average capital employed (being the annual average of total assets, less excess cash greater than $50 million, less total current liabilities, plus the current portion of long-term liabilities, all determined on a U.S. GAAP basis) by the Return Percentages for each year determined by the Compensation Committee (and disclosed annually) to ensure a meaningful improvement on our performance.
The below provides an example of the calculation described in Step 2:

	Year One		Year Two		Year Three		Cumulative
Threshold (0.5x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Threshold Return Percentage
Target (1.0x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Target Return Percentage
Stretch (2.0x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Stretch Return Percentage

3	Compare the Cumulative Net Operating Profit (Step 1) to the Cumulative Return Percentage Levels (green column from Step 2) to determine the performance factor for cumulative ROCE.
    Our Compensation Committee then compared the cumulative net operating profit over the performance period to the range of cumulative Return Percentage levels over the same period to determine the vesting factor.
Relative TSR (rTSR)
Relative TSR is measured by the change in stock price over the three-year performance period (calculated using the closing price on the last trading day of the applicable years), plus reinvestment of

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dividends on the ex-dividend date. This number is then compared to the applicable TSR Peer Group (as discussed above), with the payout based on our percentile rank relative to such TSR Peer Group.

ROCE Calculation Considerations
Our Compensation Committee adjusted the calculation of the 2020 ROCE calculation to:
•exclude the Company's $400 million non-cash goodwill impairment charge, reported in the third quarter of 2020. The inclusion of the goodwill impairment charge would have decreased capital employed and would have improved the ROCE calculation, which our Compensation Committee did not deem appropriate. While this exclusion did not impact the attainment level for the 2018 PRSUs, it may reduce the attainment levels for the 2019 PRSUs; and
•reflect the sale of the Cariflex business, which resulted in a cash gain on sale of $355.8 million ($175.2 million recognized as a GAAP gain on sale and $180.6 million related to the IRSA and amortized over the life of that agreement). In determining the treatment of the transaction, our Compensation Committee, in consultation with Farient, considered how the transaction significantly improved leverage, increased the Company's enterprise valuation, created cash value accretion, ensured liquidity, and unlocked significant stockholder value. Without this adjustment Net Operating Profit would have been $283,261. This adjustment reflects a realized value (see "—Certified Payout for 2018 PRSUs" below) of approximately $2.1 million for our CEO and approximately $1.0 million for our NEOs collectively. This increase in realized value represents a relatively low valuation compared to the Cariflex disposition's significant value to the Company and its stockholders.

CERTIFIED PAYOUTS FOR 2018 PRSUs
As a result of the calculations detailed above, our Compensation Committee certified the below results.

ROCE (50%)		Relative TSR (50%)
Threshold (0.5x Target)	$504,950	Threshold (0.5x Target)	30th Percentile
Target (1.0x Target)	$582,192	Target (1.0x Target)	50th Percentile
Stretch (2.0x Target)	$676,981	Stretch (2.0x Target)	75th Percentile

Actual Net Operating Profit (with taxes at 21%)	$722,186	Actual Relative TSR	12.4th Percentile

Attainment of 200%		Attainment of 0%
50% Weighting x 200% Attainment = 100%		50% Weighting x 0% Attainment = 0%

Named Executive Officer(1)	# Shares at Target	Value of Grant(2)	# Shares at Vest	Realized Value(3)
Kevin M. Fogarty	48,047	$2,555,980	48,048	$2,067,025
Holger R. Jung	8,870	$471,862	8,870	$381,587
Marcello C. Boldrini	6,653	$353,923	6,654	$286,255
James L. Simmons	6,653	$353,923	6,654	$286,255
(1)    Mr. Atanasov was not granted any 2018 PRSUs because he was not an employee of the Company at the time.

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(2)    The grant-date fair value for PRSUs is computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2018 Annual Report.
(3)    The realized value was calculated based on the closing price of our common stock on February 23, 2021, the date that the 2018 PRSUs fully vested, which was $43.02.

UPDATE ON THE OUTSTANDING PERFORMANCE CYCLES FOR OUR 2019 PRSUs
In 2020, we completed the second year of the three-year performance period for our 2019-2021 PRSUs. Although the cumulative ROCE levels will not be determined until the end of the performance period, and may vary significantly following next year’s financial results and any discretionary adjustments, the table below shows the current financial status of the cumulative ROCE achievement for our outstanding 2019 PRSUs. As with our calculation for the 2018 PRSUs, our calculations for the 2020 performance year (1) reflect the $355.8 million gain for the sale of the Cariflex business, included in Net Operating Profit, but (2) exclude the goodwill impairment charge of $400 million.

2019 - 2021 PRSUs	2019		2020		2021		Cumulative 2019/2020
Threshold (0.5x Target)	$2,614,262 x 6.6% $172,541	+	$2,506,744 x 6.7% 167,952	+	$TBD x 6.9%	=	$340,493
Target	$2,614,262 x 7.5% $196,070	+	$2,506,744 x 7.8% 195,526	+	$TBD x 8.0%	=	$391,596

Stretch (2.0x Target)	$2,614,262 x 8.0% $209,141	+	$2,506,744 x 8.5% 213,073	+	$TBD x 8.7%	=	$422,214

Actual Net Operating Profit (with taxes at 21%)	$138,586	+	$403,061	+	$TBD	=	$541,647

UPDATE ON THE OUTSTANDING PERFORMANCE CYCLES FOR OUR 2020 PRSUs
In 2020, we completed the first year of the three-year performance period for our 2020-2022 PRSUs. Although the cumulative Adjusted EBITDA levels will not be determined until the end of the performance period, and may vary significantly following subsequent years' financial results and any discretionary adjustments, for 2020, our Adjusted EBITDA calculation for our PRSUs was approximately $235 million, resulting in a current attainment of approximately 112.63%.

´	Why Cumulative Adjusted EBITDA?
Our Compensation Committee structured our 2020 LTIP to include cumulative Adjusted EBITDA as a performance measure because it is:
•an absolute metric that, alongside rTSR as a relative metric, ensures a direct alignment between long-term equity compensation and stockholder interests;
•a key metric used by our Board, management and stockholders to analyze our year-over-year performance and represents a longer-term view of performance (as opposed to our short-term ICP design); and
•reflective of current business realities and focuses on performance elements in direct control of management.

2021 DESIGN FOR LONG-TERM EQUITY INCENTIVE COMPENSATION
Working with Farient, our Compensation Committee decided to maintain the design of the 2020 LTIP program for 2021. Relative TSR goals will remain the same as those in 2020. However, cumulative Adjusted EBITDA projections are competitively sensitive information; therefore, they will be disclosed only in our future proxy statements as performance periods are completed.

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Other Compensation for our NEOs
FRINGE BENEFITS/PERQUISITES
In 2020, we reimbursed Mr. Atanasov for relocation expenses to cover costs he incurred to relocate to our corporate headquarters and provided associated tax gross-up payments. No other material fringe benefits or perquisites were provided to our NEOs in 2020.
SUPPLEMENTAL DISABILITY INSURANCE
Our senior managers and executives, including our NEOs, participate in a supplemental disability insurance program for which the premiums are paid by the Company. The plan provides disability income protection at two-thirds of base salary and annual cash incentive compensation with no maximum benefit. For 2020, annual premiums for our NEOs ranged from approximately $2,430 to $25,203. The Compensation Committee determined that the provision of this benefit was appropriate in order to provide competitive, market-based benefits to our NEOs.
U.S. 401(K) PLAN
Our NEOs are eligible to participate in the Kraton Savings Plan, a broad-based tax-qualified savings plan providing for employer and employee contributions for employees employed within the United States.
NON-QUALIFIED BENEFITS RESTORATION PLAN
Our NEOs who participate in our U.S. 401(k) plan are eligible to participate in a non-qualified benefits restoration plan. This non-qualified plan is intended to restore certain benefits that may not be provided under the tax-qualified savings plan due to certain limitations imposed on tax-qualified plans by the Internal Revenue Code of 1986, as amended (the "IRC").
U.S. PENSION PLAN
Since he was hired prior to October 15, 2005, Mr. Fogarty was afforded an opportunity to participate in our broad-based tax-qualified noncontributory pension plan. Employees hired on or after October 15, 2005 are not eligible to participate in the pension plan. The pension plan was amended in 2005 to provide participants with a choice, which was effective as of January 1, 2006, between (1) continuing to accrue benefits under the final average pay formula provided for under the pension plan or (2) “freezing” benefits under the pension plan in exchange for an enhanced benefit under the Kraton Savings Plan. For participants who chose to receive the enhanced benefit under the Kraton Savings Plan, the final average earnings, service and social security benefit components of the pension formula (as defined in the plan) were frozen as of December 31, 2005. However, such participants will still be credited with service accumulated after December 31, 2005 for purposes of vesting of benefits under the pension plan. As of January 31, 2020, the pension plan has been frozen with no continuing service credit for Mr. Fogarty.
EXECUTIVE SEVERANCE PROGRAM
Certain of our executives, including our NEOs, participate in the Kraton Corporation Executive Severance Program ("Severance Program"). The Compensation Committee believes providing severance to our executive officers is consistent with market practice among our peer companies and, in the business judgment of the Compensation Committee, is necessary for our recruitment and retention goals. Each of the participants in the program has executed a non-competition and confidentiality agreement, which is a condition of participation in the Severance Program.

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The Severance Program provides for severance payments upon certain events terminating employment. In the event the NEO’s employment is terminated by us without “cause” or by the NEO for “good reason” (as each such term is defined in the Severance Program), Mr. Fogarty would be entitled to 24 months of salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to 2 times the average bonus over the prior three years, and other NEOs would be entitled to 12 months of base salary, up to 12 months medical benefit continuation and a lump-sum payment equal to one times the average bonus over the prior three years. In the event such termination occurs within two years immediately following a "change in control" (as such term is defined in the Severance Program) of the Company, Mr. Fogarty would be entitled to 36 months of salary, up to 36 months of medical benefit continuation and a lump-sum payment equal to three times the target bonus for that year for Mr. Fogarty, and other NEOs would be entitled to 24 months of base salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to two times the target bonus for that year. The Compensation Committee elected these multiples based upon a market assessment of the severance benefits offered by our peer companies and a determination that these levels were consistent with market practice and, therefore, serve our recruitment and retention goals.
Other Compensation Policies
SECTION 162(m) OF THE INTERNAL REVENUE CODE
For 2019, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the IRC, which provides that the Company may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain covered employees, generally including the Chief Executive Officer, the Chief Financial Officer and certain of the Company’s other current and former executive officers.
For taxable years beginning prior to 2018, the $1 million limit did not apply to “qualified performance-based compensation” that met certain requirements under Section 162(m) of the IRC. Our Compensation Committee previously structured certain of the executive compensation plans and arrangements with the goal of meeting such requirements. However, following the Tax Cuts and Jobs Act’s repeal of the Section 162(m) exception for qualified performance-based compensation, effective for taxable years beginning on or after January 1, 2018, compensation paid to our covered employees in excess of $1 million will not be deductible, except with respect to certain “grandfathered” arrangements.
Although the Compensation Committee continues to consider tax deductibility as one of many factors in determining executive compensation, it has not adopted a policy that all compensation must be deductible. Rather, our Compensation Committee gives priority to the overall compensation objectives discussed above, which include alignment with long-term stockholder value creation and retains the flexibility to authorize compensation that is not deductible, consistent with our compensation policies and as determined to be in the bests interests of the Company and its stockholders.
FINANCIAL RESTATEMENT
Our former equity plan, our Kraton Corporation 2016 Equity and Cash Incentive Plan ("2016 Plan") and the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan ("A&R 2016 Plan") provide that performance-based compensation granted under each such plan is subject to a right of recapture. In the event that a determination that the achievement of a performance goal was based on incorrect data and such goal was in fact not achieved, any compensation under the respective plan that was paid on the basis of the purported achievement of such goal must be returned.

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EXECUTIVE COMPENSATION RECOUPMENT POLICY
The Company has also adopted an Executive Compensation Recoupment Policy. The policy covers our Section 16 reporting persons under the Exchange Act, which includes our NEOs. The policy provides that we will, to the extent permitted by applicable law, seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, any annual incentive compensation payment, long-term incentive payment or other payment to a covered executive under the following circumstances:
•    the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements as filed with the SEC;
•    the Compensation Committee determines that the covered executive engaged in fraud or willful misconduct that caused or substantially caused the substantial restatement; and
•    a lower payment would have been made to the covered executive based upon the restated financial results.
In each instance, we will, to the extent practicable, seek to recover from the covered executive the amount by which the Compensation Committee has determined that an incentive payment made in the prior three years to such covered executive for the relevant period exceeded the lower payment that would have been made based on the restated financial results.
    The full text of the Executive Compensation Recoupment Policy was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on September 16, 2013.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
To further align the financial interests of our executives with those of our stockholders, our Board has adopted executive stock ownership guidelines. The guidelines apply to our Section 16 reporting persons under the Exchange Act, which includes our NEOs.
Our guidelines provide that our executives should own an amount of shares equal to a multiple of the executive’s annual base salary as follows:

Covered Executive	Ownership Target
Chief Executive Officer	5X
Chief Financial Officer	3X
SVP – Segment Presidents	2.5X
Chief Technology Officer; SVP – Global Operations	1.5X
Other Executives	1X
Each executive covered by the guidelines is expected to comply with the ownership target within the five-year period commencing on January 1 of the year following the date on which such executive becomes subject to the guidelines. During the five-year period, such executives are expected to make reasonable progress, as determined by the Compensation Committee, toward their ownership targets. As of December 31, 2020, it was determined that all executives subject to the guidelines had reached, or were making reasonable progress toward, their respective ownership targets.

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HEDGING, PLEDGING AND TRADING IN STOCK DERIVATIVES
Our Stock Trading Policy prohibits the purchase by our directors or executive officers of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held, directly or indirectly, by any director or executive officer. Our Stock Trading Policy prohibits pledging of any Company stock as security by our directors or executive officers. Our Stock Trading Policy prohibits our employees, including our NEOs, from speculative trading in our common stock, including the trading of stock derivatives, and prohibits the establishment or use of a margin account with a broker-dealer for the purpose of buying or selling securities of the Company.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Mark A. Blinn
Anna C. Catalano, Chair
Dan F. Smith
Karen A. Twitchell

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NAMED EXECUTIVE OFFICER COMPENSATION TABLES
Summary Compensation Table
    The following table provides information concerning compensation we paid or accrued on behalf of our NEOs for each of our last three completed fiscal years.

Name Principal Position	Year	Salary(7) ($)	Bonus(7) ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin M. Fogarty	2020	1,000,000	—	2,951,459	1,554,300	3,699	153,491	5,662,949
President and Chief Executive Officer	2019	1,000,000	—	4,003,915	212,000	4,857	164,101	5,384,873
	2018	981,250	—	3,639,297	623,700	—	174,450	5,418,697
Atanas H. Atanasov(5)	2020	493,750	150,000(6)	817,332	544,005	—	322,840	2,327,927
Executive Vice President, Chief Financial Officer and Treasurer	2019	311,490	250,000(6)	1,319,036	46,993	—	60,903	1,988,422
	2018	—	—	—	—	—	—	—
Holger R. Jung	2020	407,500	50,000(6)	508,559	471,972	—	62,529	1,500,560
Senior Vice President and Polymer Segment President	2019	400,000	—	689,896	59,360	—	67,404	1,216,660
	2018	400,000	—	671,858	149,688	—	73,943	1,295,489
Marcello C. Boldrini	2020	407,500	—	408,666	420,512	—	39,871	1,276,549
Senior Vice President and Chemical Segment President	2019	400,000	—	554,398	59,360	—	53,963	1,067,721
	2018	395,000	—	503,909	149,688	—	51,839	1,100,436
James L. Simmons	2020	443,750	125,000(6)	408,666	454,633	—	62,555	1,494,604
Senior Vice President, General Counsel & Secretary	2019	425,000	—	554,398	58,565	—	70,664	1,108,627
	2018	418,750	112,500(6)	503,909	159,044	—	69,838	1,264,041
(1)    This column consists of RSUs, RSAs and PRSUs granted pursuant to our prior equity plan and our 2016 A&R Plan or, for Mr. Atanasov for 2019, pursuant to the Company's 2019 Equity Inducement Plan ("Inducement Plan"). Amounts set forth in the Stock Awards column represents the aggregate grant date fair value in accordance with the FASB ASC Topic 718. For the assumptions used in calculating the fair value, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2020 Annual Report.

    Consistent with FASB ASC Topic 718, the table below shows the full grant date fair value for the market-related TSR component for the entire three-year performance cycle for each PRSU and was determined using a Monte Carlo simulation model. Also set forth is the grant date fair value for the performance-related component of the PRSUs (i) based upon the probable outcome of the performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the performance-related component as of the grant date.

		Grant Date Value
Name		Probable (Target) Outcome of Performance-Related Component	Maximum Outcome of Performance-Related Component	Market-Related Component
Kevin M. Fogarty	2020	$812,507	$1,625,013	$513,951
	2019	$1,083,347	$2,166,694	$1,837,208
	2018	$1,083,329	$2,166,658	$1,472,671
Atanas H. Atanasov	2020	$225,002	$450,004	$142,327
	2019	$250,027	$500,054	$468,996
Holger R. Jung	2020	$140,003	$280,006	$88,560
	2019	$186,664	$373,329	$316,568
	2018	$199,999	$399,997	$271,866

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		Grant Date Value
Name		Probable (Target) Outcome of Performance-Related Component	Maximum Outcome of Performance-Related Component	Market-Related Component
Marcello C. Boldrini	2020	$112,501	$225,002	$71,163
	2019	$150,026	$300,051	$254,371
	2018	$149,988	$299,975	$203,945
James L. Simmons	2020	$112,501	$225,002	$71,163
	2019	$150,026	$300,051	$254,371
	2018	$145,478	$290,956	$203,945
(2)    Please see the discussion of the specific components of the 2020 ICP under "Compensation Discussion and Analysis."
(3)    All amounts in this column reflect the aggregate change in the actuarial present value of Mr. Fogarty’s accumulated benefit under our pension plan during the applicable periods. Mr. Fogarty does not earn above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.
(4)    Material amounts in this column for 2020 consist of amounts paid by the Company for:

Explanation	Kevin M. Fogarty	Atanas H. Atanasov	Holger J. Jung	Marcello C. Boldrini	James L. Simmons
Savings Plan Contributions	$121,200	$44,442	$54,969	$31,674	$55,421
Supplemental Disability Premiums	$30,764	$2,430	$6,060	$6,696	$7,107
Relocation Expenses and Associated Tax Gross Up	-	$274,442	-	-	-
(5)    Mr. Atanasov joined the company on May 6, 2019. Compensation information is not provided for fiscal years in which the individual was not a NEO.
(6)    For Mr. Atanasov, (i) payments in 2019 and $100,000 of the payments in 2020 consisted of a non-tax assisted and non-benefit bearing cash signing bonus awarded in connection with his joining the Company as the principal financial officer and (ii) the remaining $50,000 of payments in 2020 consisted of the previously disclosed special recognition award for significant contributions made in connection with the disposition of the Cariflex business. For Mr. Jung, payments in 2020 consisted of the aforementioned Cariflex award. For Mr. Simmons, (i) payments in 2020 consisted of the aforementioned Cariflex award and (ii) payments in 2018 consisted of the previously disclosed special retention award in recognition of significant contributions made in connection with the acquisition of Arizona Chemical.
(7)    For our CEO, in 2020, salary was 18% of his total compensation and cash incentive payments were 27% of his total compensation. For our other NEOs, as a group, salary was 27% of their total compensation. For Mr. Atanasov, cash incentive payments were 23% of his total compensation.

Pay Ratio
    As disclosed above in the Summary Compensation Table, the total compensation for our CEO in
2020 was $5,662,949. The median of the annual total compensation of all employees of the Company, as calculated below, was $130,671. Therefore, the ratio between the CEO's total compensation and the median employee's total compensation was 43:1. We last identified our median employee in 2017, and are required under SEC rules to identify our median employee this year. To determine the median employee, we examined the 2020 base salary as well as the cash incentive payments or gainsharing at target payout for all individuals, excluding our CEO and certain non-U.S. employees in countries meeting the de minimis exemption. In applying the de minimis exemption, we determined that our total number of U.S. and non-U.S. employees was 1,738 on November 1, 2020 and we excluded the following number of employees in the following countries: Belgium (11); Brazil (18); India (11); United Kingdom (7); Singapore (6); Russia (3); Italy (4); Taiwan (9); Mexico (4); and Poland (1). We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to the cash compensation, and we did not annualize the compensation for any employees that were not employed by us for all of 2020. After identifying the median employee as of November 1, 2020, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

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Equity Compensation Plan Information
The following table sets forth information as of December 31, 2020 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	# of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	# of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in first column)
Equity compensation plans approved by stockholders	348,759	$30.49	1,804,184(1)
Equity compensation plans not approved by stockholders(2)	—	—	97,039
Total:	348,759	$30.49	1,901,223
(1)    Represents equity securities remaining available for future issuance under the 2016 A&R Plan.
(2)    Represents shares outstanding under the Inducement Plan.
Grants of Plan-Based Awards
The following table provides details regarding plan-based awards granted to our NEOs during the fiscal year ended December 31, 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(5)			All Other Stock Awards: Number of Shares of Stock (#)(3)(5)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin M. Fogarty		300,000	1,000,000	2,000,000	—	—	—	—	—
	3/2/2020	—	—	—	79,560	159,119	318,238	—	7,674,309
	3/2/2020	—	—	—	—	—	—	159,119	1,625,003
Atanas H. Atanasov		105,000	350,000	700,000	—	—	—	—	—
	3/2/2020	—	—	—	22,032	44,064	88,128	—	2,049,527
	3/2/2020	—	—	—	—	—	—	44,064	450,004
Holger R. Jung		86,100	287,000	574,000	—	—	—	—	—
	3/2/2020	—	—	—	13,709	27,418	54,836	—	1,322,370
	3/2/2020	—	—	—	—	—	—	27,417	279,996
Marcello C. Boldrini		86,100	287,000	574,000	—	—	—	—	—
	3/2/2020	—	—	—	11,016	22,032	44,064	—	1,062,603
	3/2/2020	—	—	—	—	—	—	22,032	225,002
James L. Simmons		87,750	292,500	585,000	—	—	—	—
	3/2/2020	—	—	—	11,016	22,032	44,064	—	1,062,603
	3/2/2020	—	—	—	—	—	—	22,032	225,002
(1)    These columns provide information on potential payouts for our 2020 ICP. For information on actual amounts earned, see "— Summary Compensation Table" above.
(2)    These columns provide information on potential share issuances under PRSUs granted under our 2016 Plan. The amount issued will be determined based on cumulative Adjusted EBITDA (50%) and rTSR (50%) over a three-year performance period ending December 31, 2022 and assuming the executive's continuous employment with our Company through the March 2, 2023 vesting date.
(3)    This column reflects grants of RSUs to each of our NEOs under our 2016 Plan. Our 2020 annual grants of RSUs are subject to three-year ratable vesting.
(4)    The grant-date fair value for each award is computed in accordance with the FASB ASB Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in such calculation, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2020 Annual Report.
(5)    For narrative disclosure regarding the material terms of the awards, including a description of the performance and market conditions to be applied in determining the amounts payable, and the vesting schedule, please refer to "Compensation Discussion and Analysis".

Kraton Corporation                                         62

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2020.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Kevin M. Fogarty	83,098	—	37.11	3/7/2021	—	—	—	—
	77,485	—	28.42	3/5/2022	—	—	—	—
	65,093	—	23.84	3/4/2023	—	—	—	—
	73,052	—	27.98	3/3/2024	—	—	—	—
	—	—	—	—	203,327	5,650,457	—	—
	—	—	—	—	—	—	24,024	667,627
	—	—	—	—	—	—	30,278	841,426
	—	—	—	—	—	—	79,560	2,210,972
Atanas H. Atanasov	—	—	—	—	49,216	1,367,713	—	—
	—	—	—	—	—	—	29,762	827,086
Holger R.Jung	—	—	—	—	35,330	981,821	—	—
	—	—	—	—	—	—	4,435	123,249
	—	—	—	—	—	—	5,217	144,980
	—	—	—	—	—	—	13,709	380,973
Marcello C. Boldrini	—	—	—	—	28,152	782,344	—	—
	—	—	—	—	—	—	3,327	92,457
	—	—	—	—	—	—	4,193	116,523
	—	—	—	—	—	—	11,016	306,135
James L. Simmons	—	—	—	—	28,152	782,344	—	—
	—	—	—	—	—	—	3,327	92,457
	—	—	—	—	—	—	4,193	116,523
	—	—	—	—	—	—	11,016	306,135
(1)    Options granted were granted pursuant to our 2009 Equity Incentive Plan.
(2)    The vesting of the RSAs and RSUs set forth in the table above is as follows:

		Kevin M. Fogarty	Atanas H. Atanasov	Holger R. Jung	Marcello C. Boldrini	James L. Simmons
Grant Date	Vest Date	Shares Subject to the Grant
2/23/2018	2/23/2021	24,023	-	4,435	3,326	3,326
3/4/2019	3/4/2021	10,093	-	1,739	1,397	1,397
	3/4/2022	10,092	-	1,739	1,397	1,397
5/6/2019	5/6/2021	-	2,576	-	-	-
	5/6/2022	-	2,576	-	-	-
3/2/2020	3/2/2021	53,040	14,688	9,139	7,344	7,344
	3/2/2022	53,040	14,688	9,139	7,344	7,344
	3/2/2023	53,039	14,688	9,139	7,344	7,344
(3)    The market value of unvested RSAs and RSUs and unearned PRSUs is calculated based on the closing price of our common stock on December 31, 2020, the last trading day of the year, which was $27.79.
(4)    The number of shares reported in this column and the payout value calculated in the column to the right are based on the achievement of threshold performance levels.

Kraton Corporation                                         63

Option Exercises and Stock Vested
The following table sets forth information regarding equity awards held by our NEOs exercised or vested during fiscal year 2020.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Kevin M. Fogarty	—	—	44,143	455,579
Atanas H. Atanasov	—	—	13,398	189,984
Holger R. Jung	—	—	8,907	91,784
Marcello C. Boldrini	—	—	5,728	50,119
James L. Simmons	—	—	6,176	63,733
(1)    For Messrs. Fogarty, Jung and Simmons, includes the vesting of the (i) RSAs granted to the NEOs on March 2, 2017 and (ii) first tranche of the RSUs granted to the NEOs on March 4, 2019. For Mr. Atanasov, includes the vesting of RSUs granted to the NEO on May 6, 2019. For Mr. Boldrini, includes the vesting of the (i) RSAs granted to the NEO on April 1, 2017 and (ii) first tranche of the RSUs granted to the NEO on March 4, 2019.
(2)    The value realized on vesting is calculated by multiplying the number of shares of stock by the fair market value of the underlying shares on the vesting date.
Pension Benefits
The following table sets forth information regarding Mr. Fogarty's participation in our U.S. Pension Plan during fiscal year 2020. Messrs. Atanasov, Jung, Boldrini and Simmons are not eligible to participate in our U.S. Pension Plan.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Kevin M. Fogarty	U.S. Pension Plan	0.6	22,375	0
(1)    Present value of accumulated benefits were calculated as of December 31, 2020 using 2.64% interest and the RP-2012 Mortality Table with MP-2020 Project Scale. The calculation assumes Mr. Fogarty will commence his benefit at age 65.
We maintain a tax-qualified noncontributory defined benefit pension plan that covers our U.S. eligible employees hired prior to October 15, 2005, our former employees and our retirees. See Note 13, Employee Benefits, in the Notes to Consolidated Financial Statements contained in our 2020 Annual Report. We contribute to the plan on behalf of our eligible employees. Employees do not contribute to the plan. The pension plan is intended to qualify under Section 401 of the IRC.
The normal retirement benefit formula for participants is approximately 1.6% of the participant’s average final compensation multiplied by years of accredited service, minus a percentage of benefits received under social security. The Company does not have a policy of granting extra years of service. The primary elements of compensation that are included in applying the payment and benefit formulae are (1) base salary, including salary deferrals, and (2) non-deferred payments under incentive compensation plans prior to a participant’s separation from service, provided that no more than three consecutive payments of incentive compensation are taken into account.
Participants become eligible to begin receiving payments when they reach “normal” retirement age of 65. Under certain circumstances participants may receive payments at early retirement; however, under no circumstances may early retirement occur before the age of 45. None of our NEOs is currently eligible for early retirement under the terms of the pension plan. Only Mr. Fogarty participates in the pension plan, and benefits were frozen as of December 31, 2005. Further, as of January 31, 2020, the pension plan has been frozen with no continuing service credit for Mr. Fogarty.

Kraton Corporation                                         64

Nonqualified Deferred Compensation
The following table sets forth information regarding participation of our NEOs in our Benefits Restoration Plan (our non-qualified deferred compensation plan) for fiscal year 2020.

Name	Executive Contributions in 2020($)	Company Contributions in 2020 ($)(1)	Aggregate Earnings in 2020 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2020 ($)
Kevin M. Fogarty	55,620	92,700	380,004	-	3,045,996
Atanas H. Atanasov	15,345	25,574	4,594	-	49,630
Holger R. Jung	10,912	18,186	56,610	-	496,729
Marcello C. Boldrini	-	-	11,253	-	94,700
James L. Simmons	13,039	21,732	26,117	-	227,424
(1)    Amounts set forth in this column were reported in “All Other Compensation” for 2020 in our “—Summary Compensation Table" above.
(2)    These amounts were not reported for 2020 in our “Summary Compensation Table" because our NEOs do not earn above-market or preferential earnings on contributions under this plan. In 2020, our NEOs invested in these funds with gross one-year average annual total returns reflected as of December 31, 2020: Fidelity® 500 Index (18.40%); Fidelity Contrafund K6 (30.76%); ABF Large Cap Value R5 (3.26%); Dodge & Cox Income Fund (9.45%); Vanguard Institutional Target Retirement 2030 (14.10%); Vanguard Institutional Target Retirement 2025 (13.30%); and Vanguard Institutional Target Retirement 2040 (15.47%).
BENEFITS RESTORATION PLAN
Our Benefits Restoration Plan ("BRP") is intended to restore certain benefits that may not be provided under our tax-qualified savings plan due to limitations under the IRC. Our BRP offers participants the opportunity to defer a portion of their base compensation in excess of the compensation limit under the IRC (“compensation limit”) that applies to our tax-qualified 401(k) plan (“deferral contributions”). Deferral contributions are limited to the matched contribution percentage of the participant’s base compensation under our 401(k) plan. Participants receive employer matching contributions under our BRP on their deferral contributions based on the employer matching contribution formula under our 401(k) plan. Also, participants have the opportunity to receive non-elective employer contributions under our BRP based on the enhanced employer contribution formula under our 401(k) plan based on their base compensation in excess of the compensation limit. To make deferral contributions, a participant must complete a deferral election prior to January 1st of the plan year during which the deferrals will be made. Deferrals and employer contributions are credited to a bookkeeping account and notionally invested in accordance with the participant’s investment elections in the investment options selected for the plan.
A participant’s deferral contributions (and earnings thereon) made under the BRP on and after January 1, 2013 will be paid to the participant in a lump sum cash payment 183 days after the participant’s separation from service date. Deferral contributions (and earnings thereon) made prior to 2013 are subject to the terms and conditions of the plan and the participant’s deferral elections in effect at the time the amounts were contributed to the plan, including with respect to the form of payment of the participant’s pre-2013 benefits.

Kraton Corporation                                         65

Termination and Change in Control Payments
The following table sets forth the estimated value of payments and benefits that our NEOs would be entitled to receive under the Severance Program and under any outstanding equity award grant agreements, assuming certain terminations of employment occurring on December 31, 2020, which are in addition to the amounts they would be entitled to receive pursuant to the pension plan and the BRP, each described above, as well as benefits available generally to salaried employees. Excluded from the table below are payouts under the frozen Executive Deferred Compensation Plan, under which employees were allowed to defer a portion of their annual cash bonus, which was invested in phantom shares of our common stock that are to be issued six months after the executive’s separation from service. Our NEOs are not eligible to receive payments and benefits directly upon a Change in Control. The terms "Disability," "Change in Control("CIC")," "Cause," and "Good Reason" have the definition ascribed to them in the applicable equity award agreements and in our Severance Program.

Name and Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($)(8)	Continuation of Medical Benefits ($)	Total ($)
Kevin M. Fogarty(7)
Termination of Employment:
By executive for Good Reason(1)(9)	3,220,667	1,121,882	38,160	4,380,709
By us without Cause(1)(4)	3,220,667	6,353,123	38,160	9,611,950
By us without Cause within two years from a CIC(2)(4)	6,000,000	13,090,424	57,240	19,147,664
By executive for Good Reason within two years from a CIC(2)(9)	6,000,000	1,121,882	57,240	7,179,122
Upon Disability or death(3)	610,333	9,581,538	—	10,191,871

Atanas H. Atanasov
Termination of Employment:
By executive for Good Reason(5)	721,795	—	19,080	740,875
By us without Cause(4)(5)	721,795	622,968	19,080	1,363,843
By us without Cause within two years from a CIC(4)(6)	1,700,000	3,021,857	38,160	4,760,017
By executive for Good Reason within two years from a CIC(6)	1,700,000	—	38,160	1,738,160
Upon Disability or death(3)	221,795	1,919,094	—	2,140,889

Holger R. Jung
Termination of Employment:
By executive for Good Reason(5)(9)	565,763	193,307	19,080	778,150
By us without Cause(4)(5)	565,763	1,119,335	19,080	1,704,178
By us without Cause within two years from a CIC(4)(6)	1,394,000	2,280,225	38,160	3,712,385
By executive for Good Reason within two years from a CIC(6)(9)	1,394,000	193,307	38,160	1,625,467
Upon Disability or death(3)	155,763	1,675,607	—	1,831,370

Marcello C. Boldrini
Termination of Employment:
By executive for Good Reason(5)	541,015	—	12,837	553,852
By us without Cause(4)(5)	541,015	675,575	12,837	1,229,427
By us without Cause within two years from a CIC(4)(6)	1,394,000	1,812,519	25,674	3,232,193
By executive for Good Reason within two years from a CIC(6)	1,394,000	—	25,674	1,419,674
Upon Disability or death(3)	131,015	1,326,667	—	1,457,682

Kraton Corporation                                         66

Name and Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($)(8)	Continuation of Medical Benefits ($)	Total ($)

James L. Simmons
Termination of Employment:
By executive for Good Reason(5)	601,443	—	17,538	618,981
By us without Cause(4)(5)	601,443	675,575	17,538	1,294,556
By us without Cause within two years from a CIC(4)(6)	1,485,000	1,812,519	35,075	3,332,594
By executive for Good Reason within two years from a CIC(6)	1,485,000	—	35,075	1,520,075
Upon Disability or death(3)	151,443	1,326,667	—	1,478,110
(1)    Upon termination of Mr. Fogarty’s employment by us without Cause or by Mr. Fogarty for Good Reason, Mr. Fogarty is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Mr. Fogarty’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits continue for 24 months).
(2)    Upon termination of Mr. Fogarty’s employment by us without Cause or by Mr. Fogarty for Good Reason within two years after a Change in Control, Mr. Fogarty is entitled to (i) continuation of base salary for 36 months, (ii) a lump sum cash payment equal to three times Mr. Fogarty’s target annual bonus and (iii) continuation of medical benefits for up to 36 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits continue for 36 months).
(3)    Upon termination of the executive officer’s employment due to Disability or death, such executive officer, or his estate, is entitled to a lump sum cash payment equal to the product of such executive officer’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days such executive officer worked in the year in which the termination event occurred and the denominator of which is 365. For RSAs or RSUs granted in 2018, 2019, or 2020 the restricted stock vests in full upon the date that the executive officer’s employment is terminated due to Disability or death. For PRSUs granted in 2018, 2019, or 2020 if the executive officer’s employment is terminated due to Disability or death, then the PRSUs vest on a pro rata basis (in accordance with formula set forth in the grant agreements) at either target levels effective as of the termination date (for 2018 grants of PRSUs) or then-current performance levels (for the 2019 and 2020 grants of PRSUs)
(4)    Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. RSAs, RSUs and PRSUs (which vest at the Target amount) held by the executive officer vest immediately in the event of termination of such executive officer’s employment by us without Cause within two years following a Change in Control for 2018, 2019 and 2020 grants. For our grants of RSAs in 2018, the award will become vested on the date the NEO's employment is terminated without Cause (and other than as a result of the NEO's death or Disability) during the six (6) month period prior to third anniversary of the grant date. For our grants of RSUs in 2019 and 2020, the ratable portion of the award will become vested on the date the NEO's employment is terminated without Cause (and other than as a result of the NEOs death of Disability) as if the NEO had remained employed through the next grant date anniversary. For our grants of 2018 PRSUs, the award will become vested (at target levels) on the third anniversary of the grant date if the NEO's employment is terminated without Cause (and other than as a result of the NEO's death or Disability) during the six (6) month period prior to third anniversary of the grant date. For our grants of 2019 and 2020 PRSUs, the award will become vested in a pro rata amount based on the number of months employed during the performance period (at certified levels) if the NEO's employment is terminated without Cause (and other than as a result of the NEO's death or Disability) following the first anniversary of the grant date.
(5)    Upon termination of the executive officer’s employment by us without Cause or by such executive officer for Good Reason, such executive officer is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times such executive officer’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits continue for 12 months).
(6)    Upon termination of the executive officer’s employment by us without Cause or by such executive officer for Good Reason within two years after a Change in Control, such executive officer is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times such executive officer’s target annual bonus and (iii) continuation of medical benefits for up to 24 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

Kraton Corporation                                         67

(7)    In addition to the amounts set forth in the table for Mr. Fogarty, on the first day of the seventh month from his date of separation, Mr. Fogarty would be entitled to the issuance of 27,809 shares of our common stock based on phantom shares of our common stock that Mr. Fogarty holds as a result of deferrals of bonus compensation he had previously made under the terms of the Executive Deferred Compensation Plan and as a result of a grant of phantom stock prior to our initial public offering.
(8)    The value in this column represents an amount equal to the number of shares underlying the NEO’s RSAs, RSUs and PRSUs that would vest upon the circumstances described as of December 31, 2020 multiplied by the closing market price of our common stock on December 31, 2020 ($27.79), which was the last trading day of fiscal 2020.
(9)    Mr. Fogarty and Dr. Jung satisfy the requirements of a "normal retirement date" under our PRSUs. Accordingly, if Mr. Fogarty or Dr. Jung terminated their employment voluntarily, including for Good Reason, as of December 31, 2020, they would have been eligible to receive 2/3 of the certified 2019 PRSU payout upon satisfaction of the performance period and certification of the results by our Compensation Committee.

SEVERANCE ARRANGEMENT UNDER SEVERANCE PROGRAM
The Severance Program generally sets forth the severance, if any, an NEO is entitled to receive under specified circumstances. Any executive who is not party to an employment agreement with us is eligible to be named as a participant in the Severance Program. We do not currently have employment agreements for executive officers. Participants are designated by the Compensation Committee each calendar year and are subject to removal from the program upon written notice from the committee. The Severance Program provides for the payment of severance benefits upon the occurrence of certain termination events. The provisions of the severance program that are related to payments on termination of employment or a change in control of the Company are set forth in the tabular disclosure above at “—Termination and Change in Control Payments.”
The Severance Program defines “Cause” to mean (A) the executive’s continued failure to substantially perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our Company; (B) theft or embezzlement of our Company’s property; (C) executive’s conviction of or plea of guilty or no contest to (i) a felony or (ii) a crime involving moral turpitude; (D) the executive’s willful malfeasance, willful misconduct, gross negligence or dishonesty in connection with his or her duties or any intentional act or intentional omission which is detrimental or destructive to the financial condition or business reputation of our Company or any of its subsidiaries or affiliates; (E) the executive’s breach of the restrictive covenants in any confidentiality, non-compete or non-solicitation agreement; or (F) the executive's material breach of the Company's Code of Ethics.
The Severance Program defines "Disability” to have the same meaning assigned to such term in the Company’s long term disability plan, or if no such plan is in effect, “Disability” means “permanent and total disability” as defined in Section 22(e)(3) of the IRC. The Severance Program defines “Good Reason” to mean (A) our failure to pay the executive’s Base Salary or Annual Bonus (if any) when due; (B) a material reduction in the executive’s Base Salary, the Target Annual Bonus opportunity, or Employee Benefits, other than an across-the-board reduction; (C) a relocation of the executive’s primary work location more than 50 miles; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason if it was an isolated and inadvertent action not taken in bad faith and if it is remedied by us within 30 days after receipt of written notice (or, if the matter is not capable of remedy within 30 days, then within 60 days after receipt of such notice, provided that we have commenced remedy within said initial 30-day period).
EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS
Each of our NEOs has entered into an Employee Confidentiality and Non-competition Agreement containing confidentiality provisions and providing for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following termination of employment. Such agreements are a condition for participation in the Severance Program.

Kraton Corporation                                         68

DIRECTOR COMPENSATION
In making its recommendation to the Board on non-employee director compensation, the Compensation Committee considers peer and general industry data, including an analysis of director compensation provided by our independent compensation consultant. To align the financial interests of our directors with those of our stockholders, our Board has adopted stock ownership guidelines whereby each covered director should own shares of our stock valued at five times the annual cash retainer for service on our Board. As of December 31, 2020, it was determined that all directors subject to the guidelines had met or were making reasonable progress toward their respective ownership targets. Additionally, subject to stockholder approval, our Compensation Committee recommended, and our Board approved, an amendment to our 2016 Plan to place an annual limit on non-employee director compensation at $600,000 (See "Proposal 4" for additional information). Our CEO does not receive compensation for his services as a director.
Components of Non-Employee Director Compensation
    Our compensation program for non-employee directors consists of a combination of cash retainers and equity grants of shares of our fully-vested common stock. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board or committee meetings and for directors’ education programs and seminars. The following table details our 2020 director compensation structure:

Component	Type	Annual Amount
Base Compensation	Equity Grant	$100,000
for all non-employee directors	Cash Retainer	$90,000
Additional Cash Fees	Chairman of the Board	$130,000
	Audit Committee Chair	$20,000
for Board and Committee Chairs	Compensation Committee Chair	$15,000
	NGS Committee Chair	$12,000
Director Compensation for Fiscal 2020

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Shelley J. Bausch	$92,054	$100,001	$192,055
Mark A. Blinn	$90,000	$100,001	$190,001
Anna C. Catalano	$92,568	$100,001	$192,569
Dominique Fournier	$99,946	$100,001	$199,947
John J. Gallagher, III	$106,576	$100,001	$206,577
Dan F. Smith	$220,000	$100,001	$320,001
Karen A. Twitchell	$105,856	$100,001	$205,857
Billie I. Williamson	$90,000	$100,001	$190,001
(1)    We rotated Committee Chairpersons, effective October 30, 2020. This column includes pro-rated Chairperson fees, as applicable.
(2)    Amounts set forth in the Stock Awards column represent the aggregate grant date fair value with respect to grants of fully vested common stock in accordance with the FASB ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2020 Annual Report.

Kraton Corporation                                         69

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are required to provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. At the 2017 annual general meeting of stockholders, stockholders voted, on an advisory basis, in favor of casting the advisory vote to approve the compensation of our NEOs on an annual basis. The next such vote will occur at our 2023 annual general meeting of stockholders.
As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, we seek to align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding encouragement of unnecessary or excessive risk-taking. Elements of compensation paid to our NEOs in 2020 included base salary, annual cash incentive compensation, long-term equity incentive compensation and other compensation. Our Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein.
The Board recommends that stockholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this Proxy Statement pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s compensation paid to our NEOs. Your vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs as described in this Proxy Statement. The vote is advisory, which means that it is not binding on the Company, the Board or the Compensation Committee. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to maintain the appropriate compensation programs to align executive compensation with the interests of the Company and its stockholders. Accordingly, we and the Board welcome our stockholders’ views on this subject and will consider the outcome of this vote when making future decisions regarding executive compensation.

Kraton Corporation                                         70

AUDIT COMMITTEE REPORT
The Audit Committee operates under a written charter, adopted by the Board, that outlines its responsibilities and practices. The written charter can be found in the “Investors - Corporate Governance” section of our website located at www.kraton.com. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee. The Audit Committee consists of non-employee directors who meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC rules and NYSE listing standards. The Board has determined that each of Mr. Gallagher, and Mmes. Twitchell and Williamson qualifies as an “audit committee financial expert.”
Primary Responsibilities
In 2020, the Audit Committee held ten meetings. During 2020, the Audit Committee, on behalf of the Board, represented and assisted the Board in fulfilling its oversight responsibility relating to, among other things:
•the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
•the performance of the internal audit function;
•the annual independent audit of the Company’s financial statements and any critical audit matters expected to be described in the auditor's report;
•the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance;
•the review and understanding of non-GAAP measures and the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures;
•the evaluation of enterprise risk issues; and
•the fulfillment of the other responsibilities set out in its charter.
The Audit Committee has the sole responsibility for the engagement and retention of the Company’s independent registered public accounting firm and the negotiation and approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conducting of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm KPMG LLP ("KPMG") is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. KPMG, which has served as our independent registered public accounting firm since 2001, audited the financial records of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2020.
Oversight of Independent Registered Public Accounting Firm
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed, with the Company’s management and representatives of KPMG, the Company’s audited consolidated financial statements for the year ended December 31, 2020 and management’s report of the

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effectiveness of the Company’s system of internal control over financial reporting. The Audit Committee discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 1301, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.
The Audit Committee recognizes the importance of maintaining the independence of KPMG, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, and independence of KPMG and its lead audit partner for the Company, and determines whether to reengage the firm or appoint a different independent registered public accounting firm. In doing so, the Audit Committee considers the impact to the Company on changing firms, the quality and efficiency of the services provided by KPMG, the non-audit fees and services provided by KPMG, KPMG’s global capabilities, and its technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained KPMG as the Company’s independent registered public accounting firm for 2021.
The members of the Audit Committee and the Board believe that, due to KPMG’s knowledge of the Company and the industry in which the Company operates, it is in the best interests of the Company and its stockholders to continue the retention of KPMG to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to retain the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the stockholders to ratify the appointment KPMG as the independent registered public accounting firm at the Annual Meeting.
2020 Audited Financial Statements
In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of KPMG,who is engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with the Company’s management and KPMG the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Annual Report”). As part of its review and discussion, the Audit Committee asked for management’s representations and reviewed certifications prepared by the President and Chief Executive Officer and the Chief Financial Officer that the Company’s unaudited quarterly and audited consolidated financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company.
In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of the Company’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the 2020 Annual Report, for filing with the SEC.

Submitted by the Audit Committee:

Dominique Fournier
John J. Gallagher, III
Karen A. Twitchell, Chair
Billie I. Williamson

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PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.
KPMG LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.
The Board recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Fees Paid to Independent Registered Public Accounting Firm
    The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2019 and 2020, as well as other services rendered by KPMG LLP during those periods, exclusive of out-of-pocket expenses:

Description of Services	Amount Billed ($ thousands)
	2020	2019
Audit Fees. The audit of our consolidated financial statements, review of our interim financial statements, review of our systems of internal control over financial reporting, services in connection with statutory and regulatory filings and work in connection with certain financings and transactions.	$2,275	$2,783
Audit-Related Fees. Performance of the audit or review of local regulations requirements, that are not reportable as Audit Fees.	—	38
Tax Fees. Tax compliance and tax consulting, primarily related to global transfer pricing, tax reform, restructurings and international operations.	312	667
All Other Fees. Performance of due diligence and research subscriptions.	160	354
Total	$2,747	$3,842
The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, if any, were approved by the Audit Committee according to applicable SEC rules. The Audit Committee has considered whether the provision of the above-noted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that the provision of such services has not adversely affected KPMG LLP’s independence.

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Audit Committee Pre-Approval Policies and Procedures
The Audit Committee’s policy is that the committee shall pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair our auditor’s independence. Toward this end, our Audit Committee has identified certain services that will always require separate pre-approval on a case-by-case basis and has also provided for policy-based approvals by describing particular types of services that may be provided by our independent registered public accounting firm without consideration by the Audit Committee on a case-by-case basis. Unless a service is of a type that has received policy-based approval, as specifically identified in our pre-approval policy, the service will require separate approval by the Audit Committee.
Under our policy, the terms and fees for the annual financial statement audit and for the annual audit of our internal control over financial reporting always require separate approval on a case-by-case basis by the Audit Committee. The Audit Committee has granted policy-based pre-approval for other specified Audit Services, Audit-Related Services, Tax Services and All Other Services as scheduled in our pre-approval policy provided that in each case, such pre-approval is limited to $100,000 per engagement with an annual calendar-year aggregate limit on all pre-approved engagements of $500,000. All services to be provided by our independent registered public accounting firm are reviewed by the Audit Committee with the independent registered public accounting firm on a quarterly basis.
The Audit Committee may delegate pre-approval authority from time to time to one or more of its members in its discretion. Any committee member to whom pre-approval authority is delegated is required to report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to any member of our management.

Kraton Corporation                                         74

PROPOSAL 4: APPROVAL AND ADOPTION OF AN AMENDMENT TO THE KRATON CORPORATION AMENDED AND RESTATED 2016 EQUITY AND CASH INCENTIVE PLAN
On March 24, 2020, subject to stockholder approval, our Board approved the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan (the “A&R Plan”). On March 23, 2021, upon recommendation of the Compensation Committee, our Board approved the adoption of an amendment to the A&R Plan (the “Amendment”), subject to stockholder approval. If the Amendment is approved and adopted at the Annual Meeting, it will become effective as of May 19, 2021. Prior to the A&R Plan, our Board originally adopted the Kraton Corporation Equity and Cash Incentive Plan on April 4, 2016, which was subsequently amended on May 23, 2018 (together, the “2016 Plan”)
Background and Purpose of the Proposal
The purpose of the A&R Plan is to promote the interests of the Company and its stockholders by providing (i) the employees and consultants of the Company and its subsidiaries and (ii) non-employee directors of the Company, with equity and cash incentives and rewards to encourage them to continue in the service of the Company. The A&R Plan is designed to meet this purpose by providing such employees, consultants and non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company and by creating long-term stockholder value. Because recipients of equity based compensation only benefit when all of our stockholders gain from the increase in the value of our shares, the Board believes that forms of equity compensation are excellent ways to pay compensation.
The primary purposes of adopting the Amendment are to (1) increase the number of shares available for grant under the A&R Plan by 475,000 shares and (2) place an annual limit on non-employee director Awards (as defined in the A&R Plan). We believe that the approval and adoption of the Amendment will give us the flexibility to make stock-based grants under the A&R Plan for an additional one to two years, depending on Award (as defined in the A&R Plan) forfeitures, in amounts determined appropriate by our Compensation Committee; however, this timeline is simply an estimate and future circumstances may require a change to expected equity grant practices. These circumstances include, but are not limited to, the future price of our Common Stock, Award levels, and our hiring activity over the next few years. The closing market price of our Common Stock as of March 22, 2021 was $37.14 per share, as reported on the NYSE.

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Selected Data on Current Outstanding and Unissued Awards
    Set forth below is information regarding Awards currently outstanding or remaining for grant under our equity compensation plans. All information is as of March 22, 2021.

Number of outstanding shares	32,144,047
Number of shares subject to outstanding Options(1)	237,551
Weighted average exercise price of outstanding Options	$27.53
Weighted average remaining term of outstanding Options (in years)	1.79
Number of shares subject to outstanding RSUs(2)(3)	450,805
Number of shares subject to outstanding PRSUs (assuming target vest)(2)	549,997
Shares remaining for grant under the A&R Plan (before Proposal No. 4 is approved)	1,517,365
Shares remaining for grant under the A&R Plan (assuming Proposal No. 4 is approved)	1,992,365
_______________
(1)     All outstanding Options were granted under the Company's 2009 Equity Incentive Plan. No Options have been granted under the A&R Plan.
(2)    Includes 24,935 PRSUs and 14,628 RSUs outstanding under our 2019 Equity Inducement Plan ("Inducement Plan"), which was adopted without stockholder approval pursuant to NYSE Listing Rule 303A.08. We have 97,039 shares remaining for grant under the Inducement Plan.
(3)    Excludes 27,809 outstanding RSUs held by our Chief Executive Officer that are fully vested but not distributable as shares of our common stock until our Chief Executive Officer's termination from employment.
Selected Terms of the A&R Plan
A summary of the A&R Plan, assuming adoption of the Amendment, is set forth below. This summary is qualified by, and subject to, (i) the full text of the A&R Plan, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 26, 2020, and (ii) the Amendment, as proposed, which is attached as Annex A to this Proxy Statement. Capitalized terms used in this summary that are not otherwise defined have the respective meanings given such terms in the A&R Plan.
Number of Authorized Shares
    The maximum number of shares of Common Stock reserved for issuance under the A&R Plan (the “Maximum Share Limitation”) is 3,825,000 shares, subject to adjustment as noted below, plus the shares that remained available for Awards under the 2009 Equity Incentive Plan as of the effective date of the 2016 Plan and any Awards that have been or may be forfeited, canceled or expired under the A&R Plan (including the 2016 Plan) or the 2009 Equity Incentive Plan. The Maximum Share Limitation applies to shares that may be issued or transferred pursuant to Awards, rather than to shares that may be subject to Awards under the A&R Plan.
    In addition, the A&R Plan includes the following features:
    No Liberal Share Recycling. Shares of Common Stock tendered, surrendered or withheld for the payment of the exercise price or purchase price of an Award, or for tax withholding obligations, will not again be available for issuance under the A&R Plan.
    Share Counting. Each SAR, Stock Award and Option granted as of the effective date of the A&R Plan shall be counted against the Maximum Share Limitation as one share of Common Stock. Stock Awards granted prior to the effective date of the A&R Plan shall be counted against the Maximum Share Limitation as two shares of Common Stock.
    Incentive Option Shares. A fixed limit of 3,825,000 shares of Common Stock may be issued or transferred as ISOs.

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Limits on Shares
    Under the A&R Plan, for any given calendar year, the Compensation Committee may not grant:
•Options or SARs exercisable for more than (1) 1,000,000 shares of Common Stock to any employee or consultant, or (2) 100,000 shares of Common Stock to any non-employee director;
•Stock Awards covering or relating to more than (1) 1,000,000 shares of Common Stock to any employee or consultant, or (2) 50,000 shares of Common Stock to any non-employee director;
•Cash Awards in excess of $5,000,000 based on the grant date value to any Participant; and
•Awards in excess of $600,000 based on the grant date value to any Director.
Administration of the Plan
    Unless otherwise determined by the Board, the Compensation Committee will administer the A&R Plan. Our Compensation Committee will have broad discretionary authority and responsibility for administering and making decisions under the A&R Plan including, but not limited to:
•selecting eligible employees and consultants to receive Awards (our Board retains discretion for selecting non-employee directors);
•determining the limitations and other terms and conditions applicable to each Award;
•determining the type and size of Award, and whether, to what extent, and under what circumstances, Awards may be settled in cash, shares, or other property;
•determining the treatment of an Award upon termination of a Participant’s employment for cause or for good reason, a change in control, or a Participant’s death, disability or retirement; and
•delegating its authority to grant Awards to employees who are not subject to Section 16(b) of the Exchange Act and consultants to a subcommittee of the Compensation Committee, to any other committee of the Board, to the Chief Executive Officer or to one or more officers of the Company, to the extent permitted by applicable law.
Eligibility
    Eligibility to participate in the A&R Plan will be limited to (1) employees and consultants of the Company and its subsidiaries, as the Compensation Committee selects from time to time and (2) non-employee directors of the Board, as the Board selects from time to time. As of December 31, 2020, we had 1,808 employees and eight non-employee directors, all of whom would be eligible to receive Awards under the A&R Plan if selected by the Compensation Committee or Board, as applicable. The number of consultants currently engaged by the Company and its subsidiaries is not reasonably determinable, but at the present time, we have no plans to grant awards under the A&R Plan to any consultant.
    In 2021, a total of 98 employees and eight non-employee directors received equity Awards under the A&R Plan and no one received Cash Awards under the A&R Plan.
Types of Awards
    The A&R Plan provides for the issuance of SARs, Stock Awards, Cash Awards and Options. Additionally, an Award may be granted in the form of a performance Award, as discussed under “Performance Awards” below. Subject to accelerated vesting in certain situations, generally all Awards will have a minimum vesting period of one year from the date of grant, except that Awards with respect to up to five percent of the shares authorized for grant pursuant to the A&R Plan may have a vesting period of less than one year. Unless otherwise provided in the Participant’s Award Agreement, no under the A&R Plan will be assignable or otherwise transferable.

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Options. ISOs, which meet the requirements of Section 422 of the IRC, and non-qualified stock options (“NSOs”), which are not intended to comply with Section 422 of the IRC, each entitle the recipient to receive a number of shares of Common Stock upon exercise of the Option and payment of the Option’s exercise price, which shall be no less than 100% of the fair market value of the Common Stock on the grant date. The term of an Option may not exceed ten years. ISOs may only be granted to employees.
    SARs. A SAR entitles the Participant to receive payment, in cash, shares of Common Stock or other property, equal to the excess of the fair market value of a share of Common Stock on the exercise date over the fair market value of a share of Common Stock on the grant date. The strike price for a SAR may not be less than the fair market value of the Common Stock on the grant date. The term of a SAR may not exceed ten years.
    Stock Awards. The A&R Plan permits the grant of (1) unrestricted shares of Common Stock, (2) Restricted Stock and (3) Restricted Stock Units. Restricted Stock is Common Stock that we grant subject to transfer restrictions and forfeiture provisions. A Restricted Stock Unit is a right, subject to transfer restrictions and forfeiture provisions, to receive shares of Common Stock or cash equal to the fair market value of a share of Common Stock at the end of a specified period. These applicable restrictions may be time-based, performance-based, or both. Rights to dividends or dividend equivalents may be extended to and made part of any Stock Award; provided, however, that no such dividends or dividend equivalent shall be paid on an unvested performance or other Award.
    Cash Awards. The A&R Plan permits the grant of Awards in cash denominations.
    Performance Awards. The A&R Plan permits the grant of any Award in the form of a Performance Award, which will be subject to the achievement of performance goals selected by the Compensation Committee, in its discretion. Performance goals may be based on criteria such as (i) GAAP or non-GAAP financial metrics, (ii) total shareholder return or other return-based metrics, (iii) operational, efficiency-based, strategic or corporate objectives, (iv) sustainability or compliance targets, (v) personal professional objectives relating to a Participant or (vi) any other metric that is reasonably capable of measurement or determination or calculation, as determined by the Compensation Committee, and may be measured on any basis determined by the Compensation Committee.
    The 2016 Plan included Performance Award provisions intended to comply with Section 162(m) of the IRC so that grants of Stock Awards and Cash Awards under the 2016 Plan that were performance-based could qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap, to the extent permitted under Section 162(m) after giving effect to the repeal of the performance-based exception by the Tax Cuts and Jobs Act and any transition relief made available under such Act. The A&R Plan provides that performance Awards granted to covered executive officers under the 2016 Plan that were intended to qualify as deductible “performance-based compensation” under Section 162(m) of the IRC continue to be governed by the applicable provisions of the 2016 Plan relevant to such qualified Awards, notwithstanding the amendments adopted in the A&R Plan.
Prohibition on Repricing
    Except in connection with a corporate transaction involving the Company, the terms of outstanding Options and SARs may not be amended to (1) reduce the exercise price of outstanding Options or SARs or (2) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

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Adjustments
    In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split (collectively a “Stock Event”), then the Compensation Committee may adjust the number and kind of shares of Common Stock reserved under the A&R Plan. In the event of a Stock Event or any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), then the Compensation Committee may make necessary adjustments including, but not limited to, the number of shares of Common Stock available for ISOs and Stock Awards, Award limitations, price determinations and fair market value calculations using any reasonable method, subject to applicable law. No adjustment shall be made that would result in the A&R Plan or benefits payable thereunder failing to comply with or to be exempt from Section 409A of the IRC.
Corporate Transactions
    In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee may provide for the continuation or assumption of outstanding Awards, for new grants in substitution of outstanding Awards, for the accelerated vesting or delivery of shares of Common Stock under Awards or for a cash out of outstanding Awards, in each case on such terms and with such restrictions as it deems appropriate. The Compensation Committee may only accelerate exercisability, nonforfeitability and transferability of Performance Awards upon a change in control: (1) to the extent of actual achievement of the applicable performance conditions or (2) on a prorated basis for time elapsed in ongoing performance period(s).
Amendment and Termination
    Our Board may amend, modify, suspend or terminate the A&R Plan at any time and the Compensation Committee can amend outstanding Awards issued under the A&R Plan at any time, except that (1) the Compensation Committee will not be able to alter the terms of an Award if it would affect materially and adversely a Participant’s rights under the Award without the Participant’s consent and (2) stockholder approval will be required for any amendment to the extent such approval is required by law, including the IRC or NYSE requirements.
New Plan Benefits
    The amount of any future benefits that may be received by any one individual or group of individuals under the A&R Plan is subject to the discretion of the Compensation Committee and, therefore, is not determinable at this time.
Federal Income Tax Consequences of Awards
    This summary is based on U.S. federal income tax laws in effect on March 22, 2021. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Kraton Corporation                                         79

Incentive Stock Options
    In general, a Participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the Participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the Participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the Participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.
Non-Qualified Stock Options
    In general, a Participant has no taxable income upon the grant of an NSO but realizes ordinary income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.
Stock Appreciation Rights
    The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a Participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.
Restricted Stock Awards and Restricted Stock Unit Awards
    Subject to specific country regulations, a recipient of Restricted Stock or Restricted Stock Units will not have taxable income upon the grant unless, in the case of Restricted Stock, a Participant elects pursuant to Section 83(b) of the IRC to be taxed at that time. In the case of Restricted Stock, a Participant who does not make a Section 83(b) election will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares and a corresponding deduction is generally available to the Company in the same year that the Participant recognizes income. In the case of Restricted Stock Units, a Participant will have ordinary income on the payment date (and a corresponding deduction is generally available to the Company) equal to the amount paid in cash or the fair market value of shares distributed to the Participant.
Certain Tax Code Limitations on Deductibility
    In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for Awards under the A&R Plan could also be limited by Section 280G of the IRC, as discussed below. Further, the ability to obtain a deduction for amounts paid under the A&R Plan could be affected by Section 162(m) of the IRC, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain covered employees to $1 million during any taxable year. Generally, such covered employees include the Chief Executive Officer, the Chief Financial Officer and certain of the Company’s other current and former executive officers. For taxable years beginning prior to 2018, an exception to this limitation applied to “qualified performance-based compensation.” Certain Awards granted under the 2016 Plan were intended to qualify for this exception (although no assurance can be given that amounts payable pursuant to such Awards will in fact be deductible). As noted above, the Tax Cuts and Jobs Act has repealed this exception, effective for taxable years beginning after December 31, 2017. Therefore, unless an Award

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that qualifies as performance-based compensation is grandfathered under the limited transition relief available under the Tax Cuts and Jobs Act, our ability to obtain a deduction for an Award paid to a covered employee under the A&R Plan will be subject to the deductibility limitations of Section 162(m). The Compensation Committee may Award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in our best interest, balancing tax efficiency with long-term strategic objectives.
Section 409A of the IRC
    If an Award is subject to Section 409A of the IRC (which relates to nonqualified deferred compensation plans), and if the requirements of Section 409A of the IRC are not met, the taxable events as described above could apply earlier than described above, and could result in the imposition a 20% penalty on the recipient, along with certain interest charges. All Awards under the A&R Plan are intended to be exempt from or comply with Section 409A of the IRC, but there is no guarantee of the tax treatment of any Award.
Certain Change in Control Payments
    Under Section 280G of the IRC, the vesting or accelerated exercisability of Options or the vesting and payments of other Awards in connection with a change in control of a corporation may result in an “excess parachute payment”. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five-year period preceding the change in control. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and we are denied a deduction with respect to such excess payment.
Tax Withholding
    To the extent required by law, the Company (or its applicable Subsidiary) will withhold from any amount paid in settlement of an Award amounts of withholding and other taxes due or take other action as it deems advisable to enable the Company and the Participant to satisfy withholding and tax obligations related to any Awards.
Consequences of Failing to Approve the Proposal
    The Amendment will not be implemented unless it is approved and adopted by our stockholders. If the proposed Amendment is not approved and adopted by our stockholders, the A&R Plan will continue in effect in its present form and we will continue to grant Awards under the terms of the A&R Plan until the shares remaining available for issuance are exhausted. Failure of our stockholders to approve and adopt the Amendment also will not affect the rights of existing holders of Awards under the A&R Plan or the 2016 Plan or under any previously granted Awards under the A&R Plan or the 2016 Plan.
The Board recommends that stockholders vote “FOR” the approval of the Amendment.

Kraton Corporation                                         81

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2022 ANNUAL MEETING
Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
The Board is not aware of any other matter to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.
Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2022 Annual General Meeting of Stockholders (the "2022 Annual Meeting") pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 10, 2021, unless the date of our 2022 Annual Meeting is more than 30 days before or after May 19, 2022, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Secretary, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
Bylaw Requirements for Stockholder Submission of Nominations and Proposals
A stockholder recommendation for nomination of a person for election to our Board or a proposal for consideration at our 2022 Annual Meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address not later than February 18, 2022, nor earlier than January 19, 2022, unless the date of our 2022 Annual Meeting is more than 30 days before or more than 60 days after May 19, 2022, the anniversary of our 2021 Annual Meeting, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholder proposals or nominations must include specified information concerning the stockholder and the proposal or nominee as provided in our bylaws.

Kraton Corporation                                         82

ADDITIONAL INFORMATION AND QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Incorporation by Reference
    Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, in whole or in part, the Compensation Committee Report and the Audit Committee Report included in this Proxy Statement shall not be incorporated by reference to any such filings.
We refer to our website and our Sustainability Report throughout this Proxy Statement; however, no information on our website or any other website, or in our Sustainability Report or other sustainability reporting documents is incorporated by reference into or otherwise made a part of this Proxy Statement.
Available Information
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to Director of Investor Relations, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations and upon payment of our copying and mailing expenses.
Our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of our Board committees, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the financial statements and the financial statement schedules, are also available without charge to stockholders via the "Investors" section of our website at www.kraton.com.
Attending the Annual Meeting
HOW CAN I ATTEND THE ANNUAL MEETING?
The Annual Meeting will be held on Wednesday, May 19, 2021, at 1:00 p.m., central time. You are entitled to participate in the Annual Meeting only if you were a stockholder at the close of business on March 22, 2021 or if you hold a valid proxy. You will be able to participate in the Annual Meeting online only by visiting www.proxydoc.com/KRA.
To participate in the Annual Meeting, you will need the control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
WHY IS THIS ANNUAL MEETING ONLY VIRTUAL?
Due to the information and guidance currently available surrounding the public health impact of the coronavirus outbreak (COVID-19), this year’s Annual Meeting will be virtual only. The health and well-being of our employees, stockholders, directors and communities are of the utmost importance to us. This does not represent a change in our stockholder engagement philosophy, and we remain committed to return to an in-person meeting when safe to do so.

Kraton Corporation                                         83

WHAT IF I CANNOT VIRTUALLY ATTEND THE ANNUAL MEETING?
You do not need to attend the Annual Meeting to vote your shares. You may vote your shares in advance of the Annual Meeting by proxy by Internet, telephone or mail, as described below.
Materials for the Annual Meeting and Proxy Solicitation
WHO IS MAKING THIS SOLICITATION OF PROXIES?
This solicitation is made by Kraton Corporation on behalf of its Board.
WHAT IS THE COMPANY'S CONTACT INFORMATION FOR THE PROXY SOLICITATION?
You can contact us by mail sent to the attention of the Secretary at our principal executive offices located at 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032. You can call us by dialing 281-504-4700. You can access our proxy materials online at www.proxydocs.com/KRA.
WHAT IS THE COST OF THIS PROXY SOLICITATION?
Our directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person. Those individuals will receive no additional compensation for solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon request, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies.
WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS, INSTEAD OF A FULL SET OF PROXY MATERIALS?
Under rules adopted by the SEC, we have decided to use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, on or about April 8, 2021, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials.
If you received the Notice of Internet Availability, then you will not receive a paper copy of the proxy materials unless you request one. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to contribute to our sustainability endeavors and to help reduce cost to us associated with the physical printing and mailing of proxy materials.
WHY DID MY HOUSEHOLD RECEIVE ONLY ONE NOTICE OF INTERNET AVAILABILITY?
No more than one Notice of Internet Availability is being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the Notice of Internet Availability or proxy materials by writing to The Director of Investor Relations, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, or by calling Investor Relations at 281-504-4700. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the Notice of Internet Availability may write to the above address to request a change.

Kraton Corporation                                         84

Voting at the Annual Meeting
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
All stockholders of record as of the close of business on March 22, 2021, the record date for the Annual Meeting, are entitled to vote at the meeting. Holders of our common stock are entitled to one vote per share. At the close of business on the record date, there were 32,144,047 shares of our common stock outstanding.
HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
A quorum is the presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, withhold votes and broker non-votes as present for the purpose of establishing a quorum. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.
HOW DO I VOTE?
You can either vote electronically during the meeting or by proxy. Even if you plan to participate in the Annual Meeting, we encourage you to vote your shares in advance. Please have your proxy card or voting instruction form ready.

•Vote in advance via the Internet. Visit www.proxypush.com/KRA
•Vote in advance Telephone. Dial 866-256-0927 and follow the recorded instructions
•Vote in advance by Mail. If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope
•Vote at the Virtual Annual Meeting. You may vote during the virtual meeting by following the instructions available on the meeting website at www.proxydocs.com/KRA

If your shares are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares. Stockholders who hold shares in street name should generally be able to vote by returning the voting instruction card to their broker or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker.

Kraton Corporation                                         85

WHAT AM I VOTING ON? HOW DOES THE BOARD RECOMMEND I VOTE? WHAT ARE THE STANDARDS FOR DETERMINING WHETHER A PROPOSAL HAS BEEN APPROVED?

Proposal		Recommended Vote	Voting Approval Standard(1)	Effect of Abstention	Effect of Broker Non-Vote(3)
1	Election of Class III directors	FOR ALL	More votes “FOR” than “WITHHELD”(2)	No effect	No effect
2	Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	Majority of the votes cast	No effect	No effect
3	Ratify the Appointment of our Independent Registered Public Accounting Firm	FOR	Majority of the votes cast	No effect	Not applicable
4	Vote to approve and adopt an amendment to the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan to increase the number of shares available for issuance and place an annual limit on non-employee director awards thereunder	FOR	Majority of the votes cast	Vote Against	No effect
(1)     Shares present in person or by proxy must be at least a majority of the shares entitled to vote to constitute a quorum. “Shares present” includes shares represented in person or by proxy at the Annual Meeting.
(2)    Any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” in such election shall, promptly following the certification of the voting results for such election, tender an offer of resignation for consideration by our NGS Committee. See “Corporate Governance—Director Resignation Policy”.
(3)    A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters.
WHAT HAPPENS IF I DO NOT INDICATE HOW I WISH TO VOTE ON A PROPOSAL?
If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies herein will vote your shares “FOR ALL” with respect to the election of our Class III director nominees (Proposal No. 1), “FOR” the resolution to approve, on an advisory basis, the compensation of our named executive officers (Proposal No. 2), “FOR” the ratification of our appointment of KPMG LLP (Proposal No. 3), and "FOR" the approval and adoption of the amendment to the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan (Proposal 4). We are not aware of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the named proxies will vote according to their judgment.
CAN I CHANGE MY VOTE?
If you are the record holder of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:
•    writing to our Secretary at our principal executive office;
•    delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;
•    voting at a later time, but prior to 11:59 p.m. eastern time on May 18, 2021, by telephone or the Internet; or
•    attending the virtual Annual Meeting and casting your vote.
If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.

Kraton Corporation                                         86

WHO ARE THE PROXIES FOR THE ANNUAL MEETING?
The named proxies for the Annual Meeting, Atanas H. Atanasov and James L. Simmons (or their duly authorized designees), will follow submitted proxy voting instructions. They will vote as the Board recommends as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the Annual Meeting in their judgment.
WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY AND DO NOT PARTICIPATE IN THE ANNUAL MEETING?
If you are a record owner and do not provide a proxy or vote your shares during the meeting, your shares will not be voted. Under the rules of the NYSE, if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on any of the other proposals, absent direction from you, because they are considered “non-routine” matters. It is therefore very important that you vote your proxy or voting instruction card so that your vote can be counted.
WHO WILL COUNT THE VOTES?
Representatives of Mediant Communications will tabulate the votes and will appoint the Inspector of Election.
WHEN WILL THE VOTING RESULTS BE ANNOUNCED?
We will announce the preliminary voting results during the Annual Meeting. We will report the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Kraton Corporation                                         87

Kraton Corporation

Annual Meeting of Stockholders

Please make your marks like this: X Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL(S) 1, 2, 3, 4.

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Class III Directors				
		FOR	WITHHOLD		
	To vote for all directors mark here:	☐			
	1.01 Shelley J. Bausch	☐	☐		FOR
	1.02 Kevin M. Fogarty	☐	☐		FOR
	1.03 Karen A. Twitchell	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐	FOR
3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.	☐	☐	☐	FOR
4.	To approve and adopt an amendment to the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan to increase the number of shares available for issuance and place an annual limit on non-employee director awards thereunder.	☐	☐	☐	FOR

You must pre-register to attend the meeting online and/or participate at the email address indicated.

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date

ANNEX A: AMENDMENT TO THE KRATON CORPORATION AMENDED AND RESTATED 2016 EQUITY AND CASH INCENTIVE PLAN

FIRST AMENDMENT TO THE
KRATON CORPORATION
AMENDED AND RESTATED
2016 EQUITY AND CASH INCENTIVE PLAN

WHEREAS, Kraton Corporation (the “Company”) has established and maintains the Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan (“Plan”); and

WHEREAS, under Section 13 of the Plan, the Company may amend the Plan by action of the Board.

NOW, THEREFORE, subject to shareholder approval at the annual meeting on May 19, 2021 (the “Effective Date”), the Board amends the Plan as follows:

1.     Section 5(a) of the Plan is amended by replacing the number “3,350,000” with the number “3,825,000.”

2.    The following new Section 5(d)(iv) is hereby added to the Plan to read as follows:
No Director may be granted, during any calendar year, Awards having a value determined as of the date of grant in excess of $600,000 (determined in accordance with U.S. generally accepted accounting principles). .

3.     The Plan shall remain in full force and effect and, as amended by this Amendment, is ratified and affirmed in all respects.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of this ___ day of _____ 2021, but effective as of the Effective Date set forth above.

KRATON CORPORATION

By:

Name:

Title:

ANNEX B: NON-GAAP RECONCILIATIONS
Adjusted EBITDA and Consolidated Net Debt (excluding the effect of foreign currency)
We consider Adjusted EBITDA and Consolidated Net Debt, excluding the effect of foreign currency, to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. In addition, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and achievement of reduction in consolidated net debt, excluding the effect of foreign currency, along with other factors. Adjusted EBITDA and Consolidated Net Debt excluding the effect of foreign currency, have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider any of them in isolation, or as substitutes for analysis of our results under U.S. generally accepted accounting principles (“U.S. GAAP”).

Year ended December 31,
2020
(in thousands)
Consolidated Net Debt, excluding effect of foreign currency (1)	$814,222
Adjusted EBITDA (2)(3)	$262,097
__________________________________________________
(1)We define consolidated net debt as total consolidated debt (including debt of Kraton Formosa Polymers Corporation ("KFPC") a 50% joint venture which we consolidate) less consolidated cash and cash equivalents. Management uses consolidated net debt to determine our outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using consolidated net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt.We also present Consolidated Net Debt, as adjusted for foreign exchange impact accounts for the foreign exchange effect on our foreign currency denominated debt agreements.
(2)The majority of our consolidated inventory is measured using the FIFO basis of accounting. As part of our pricing strategy, we measure our business performance using the estimated current replacement cost (“ECRC”) of our inventory and cost of goods sold. Our ECRC is based on our current expectation of the current cost of our significant raw material inputs. ECRC is developed monthly based on actual market-based contracted rates and spot market purchase rates that are expected to occur in the period. We then adjust the value of the significant raw material inputs and their associated impact to finished goods to the current replacement cost to arrive at an ECRC value for inventory and cost of goods sold. The result of this revaluation from the U.S. GAAP carrying value creates the spread between U.S. GAAP and ECRC. We maintain our perpetual inventory in our global enterprise resource planning system, where the carrying value of our inventory is determined. With inventory valued under U.S. GAAP and ECRC, we then have the ability to report cost of goods sold and therefore Adjusted EBITDA under both our U.S. GAAP convention and ECRC.
(3)Adjusted EBITDA is EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC and net of the impact of items we do not consider indicative of our ongoing operating performance. EBITDA represents net income before interest, taxes, depreciation and amortization. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to the following limitations:
•due to volatility in raw material price, Adjusted EBITDA may, and often does, vary substantially from EBITDA, net income and other performance measures, including net income calculated in accordance with US GAAP; and
•Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements.
Because of these and other limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures. We compensate for the above limitations by relying primarily on our GAAP results and using Adjusted EBITDA and consolidated net debt only as supplemental measures.
We reconcile debt to consolidated net debt, excluding the effect of foreign currency, as follows:

As of December 31, 2020
(in thousands)
Kraton debt	$860,360
KFPC loans(1)	89,733
Consolidated debt (non-GAAP)	950,093

Kraton cash	82,804
KFPC cash(2)	3,097
Consolidated cash	85,901

Consolidated net debt (non-GAAP)(3)	$864,192

Effect of foreign currency on consolidated net debt	(49,970)
Consolidated net debt, excluding effect of foreign currency(3)	$814,222

(1)    KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.
(2)    Cash at our Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.
(3)    We incurred $43.0 million related to the refinancings of our 7.0% senior unsecured notes and our asset backed loan for the year ended December 31, 2020. Excluding these refinancing impacts, consolidated net debt and consolidated net debt excluding the effect of foreign currency would have been $821.2 million and $771.3 million, respectively.

We reconcile consolidated net income (loss) attributable to Kraton to EBITDA, and Adjusted EBITDA as follows:

Year Ended December 31, 2020
(in thousands)
Net (loss) attributable to Kraton	$(225,602)
Net income attributable to noncontrolling interest	3,916
Consolidated net (loss)	(221,686)
Add (deduct):
Income tax benefit	(32,034)
Interest expense, net	57,930
Earnings of unconsolidated joint venture	(457)
Loss on extinguishment of debt	40,843
Other income	(995)
Disposition and exit of business activities	(175,189)
Operating loss	(331,588)
Add (Deduct):
Depreciation and amortization	126,022
Disposition and exit of business activities	175,189
Other income	995
Loss on extinguishment of debt	(40,843)
Earnings of unconsolidated joint venture	457
EBITDA (a)	69,768
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	15,048
Disposition and exit of business activities	(175,189)
Gain on disposal of fixed assets	(1,316)
Loss on extinguishment of debt	40,843
Impairment of goodwill	400,000
Non-cash compensation expense	11,361
Spread between FIFO and ECRC	41,118
Adjusted EBITDA (non-GAAP) (a)	$262,097

(a)     Included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $18.5 million for the year ended December 31, 2020, which represents revenue deferred until the products are sold under the IRSA.
(b)     Charges related to the evaluation of acquisition and disposition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.